EXHIBIT 10.3

TERM LOAN CREDIT AGREEMENT
Dated as of November 19, 2018
among
VISTA OUTDOOR INC.,
as the Parent Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
GACP FINANCE CO., LLC,
as the Administrative Agent

* * *
TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
Section 1.01.Defined Terms    1
Section 1.02.Other Interpretive Provisions    37
Section 1.03.Accounting Terms    37
Section 1.04.Rounding    38
Section 1.05.References to Agreements and Laws    38
Section 1.06.Times of Day; Rates    38
Section 1.07.Divisions    38
Section 1.08.Currency Equivalents Generally    39
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS    39
Section 2.01.Term Loan    39
Section 2.02.Borrowings, Conversions and Continuations of Term Loans    39
Section 2.03.[Reserved]    40
Section 2.04.Notes    40
Section 2.05.Prepayments    40
Section 2.06.[Reserved]    43
Section 2.07.Repayment of Loans    43
Section 2.08.Interest    43
Section 2.09.Fees    44
Section 2.10.Computation of Interest and Fees    44

-i-

Section 2.11.Evidence of Indebtedness; Maintenance of Loan Account    44
Section 2.12.Payments Generally    45
Section 2.13.Sharing of Payments    47
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    47
Section 3.01.Taxes    47
Section 3.02.Illegality    50
Section 3.03.Inability to Determine Rates    50
Section 3.04.Increased Cost; Reserves on Eurodollar Rate Loans    51
Section 3.05.Compensation for Losses    53
Section 3.06.Matters Applicable to all Requests for Compensation    53
Section 3.07.Survival    54
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    54
Section 4.01.Conditions to Closing Date    54
ARTICLE V REPRESENTATIONS AND WARRANTIES    59
Section 5.01.Existence, Qualification and Power; Compliance with Laws    59
Section 5.02.Authorization; No Contravention    60
Section 5.03.Governmental Authorization; Other Consents    60
Section 5.04.Binding Effect    60
Section 5.05.Financial Statements; No Material Adverse Effect    61
Section 5.06.Litigation    61
Section 5.07.No Default    61
Section 5.08.Ownership of Property; Liens; Investments    61

-ii-

Section 5.09.Environmental Matters    62
Section 5.10.Insurance    63
Section 5.11.Taxes    63
Section 5.12.ERISA Compliance    63
Section 5.13.Subsidiaries; Equity Interests    64
Section 5.14.Margin Regulations; Investment Company Act    65
Section 5.15.Disclosure    65
Section 5.16.Sanctions and Anti-Corruption and Anti-Money Laundering Laws    65
Section 5.17.Intellectual Property; Licenses, Etc    66
Section 5.18.Solvency    66
Section 5.19.[Reserved]    66
Section 5.20.Perfection, Etc    66
Section 5.21.Designated Senior Indebtedness    67
Section 5.22.[Reserved]    67
Section 5.23.EEA Financial Institution    67
Section 5.24.[Reserved]    67
Section 5.25.[Reserved]    67
Section 5.26.[Reserved]    67
Section 5.27.[Reserved]    67
Section 5.28.[Reserved]    67
Section 5.29.Employee and Labor Matters    67
ARTICLE VI AFFIRMATIVE COVENANTS    67

-iii-

Section 6.01.Financial Statements    67
Section 6.02.Certificates; Other Information    68
Section 6.03.Notices    71
Section 6.04.Payment of Taxes    72
Section 6.05.Preservation of Existence, Etc    72
Section 6.06.Maintenance of Properties    72
Section 6.07.Maintenance of Insurance    72
Section 6.08.Compliance with Laws    72
Section 6.09.Books and Records    73
Section 6.10.Inspection Rights    73
Section 6.11.Use of Proceeds    73
Section 6.12.Covenant to Guarantee Obligations and Give Security    74
Section 6.13.Further Assurances    75
Section 6.14.Preparation of Environmental Reports    76
Section 6.15.OFAC; Sanctions and Anti-Corruption and Anti-Money Laundering Laws    76
Section 6.16.Appraisals and Field Examinations    77
Section 6.17.Deposit Accounts; Securities Accounts    78
Section 6.18.Inventory and M&E    79
Section 6.19.Post-Closing Covenants    80
ARTICLE VII NEGATIVE COVENANTS    80
Section 7.01.Liens    80
Section 7.02.Indebtedness    82

-iv-

Section 7.03.Investments    84
Section 7.04.Fundamental Changes    86
Section 7.05.Dispositions    86
Section 7.06.Restricted Payments    88
Section 7.07.Change in Nature of Business    88
Section 7.08.Transactions with Affiliates    89
Section 7.09.Burdensome Agreements    89
Section 7.10.Financial Covenants    90
Section 7.11.Amendments of Organization Documents    90
Section 7.12.Accounting Changes    90
Section 7.13.Prepayments, Etc of Subordinated Indebtedness    90
Section 7.14.Speculative Transactions    90
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    90
Section 8.01.Events of Default    90
Section 8.02.Remedies upon Event of Default    92
Section 8.03.Application of Funds    93
ARTICLE IX ADMINISTRATIVE AGENT    94
Section 9.01.Appointment and Authority    94
Section 9.02.Rights as a Lender    94
Section 9.03.Exculpatory Provisions    95
Section 9.04.Reliance by the Administrative Agent    96
Section 9.05.Delegation of Duties    96

-v-

Section 9.06.Resignation of the Administrative Agent    96
Section 9.07.Non‑Reliance on the Administrative Agent and Other Lenders    97
Section 9.08.The Administrative Agent May File Proofs of Claim    98
Section 9.09.Collateral and Guaranty Matters    99
Section 9.10.[Reserved.]    100
Section 9.11.Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information    100
ARTICLE X MISCELLANEOUS    102
Section 10.01.Amendments, Etc    102
Section 10.02.Notices and Other Communications; Facsimile Copies    103
Section 10.03.No Waiver; Cumulative Remedies    105
Section 10.04.Expenses; Indemnity; Damage Waiver    106
Section 10.05.Payments Set Aside    109
Section 10.06.Successors and Assigns    109
Section 10.07.Confidentiality    114
Section 10.08.Setoff    115
Section 10.09.Interest Rate Limitation    115
Section 10.10.Counterparts    116
Section 10.11.Integration    116
Section 10.12.Survival of Representations and Warranties    116
Section 10.13.Severability    116
Section 10.14.Tax Forms    117

-vi-

Section 10.15.No Advisory or Fiduciary Responsibility    119
Section 10.16.Replacement of Lenders    120
Section 10.17.Governing Law    120
Section 10.18.Waiver of Right to Trial by Jury    121
Section 10.19.Binding Effect    121
Section 10.20.Electronic Execution of Assignments and Certain Other Documents    122
Section 10.21.USA PATRIOT Act Notice    122
Section 10.22.Acknowledgment and Consent to Bail-in of EEA Financial Institutions    122
Section 10.23.Judgment Currency    123
Section 10.24.[Reserved]    123
Section 10.25.[Reserved]    123
Section 10.26.[Reserved]    123
Section 10.27.Intercreditor Agreement    123

-vii-

SCHEDULES

1.01(a)	Administrative Agent's Account

1.01(b)	Borrower's Designated Account

1.01(c)	[Reserved]

1.01(d)	Guarantors

1.01(e)	Immaterial Subsidiaries

1.01(f)	Commitments and Pro Rata Shares

5.06	Litigation

5.08(c)	Real Property

5.09(c)	Treatment, Storage and Disposal Facilities

5.13	Subsidiaries and Other Equity Investments

6.17	Deposit Accounts and Securities Accounts

6.18	Location of Inventory and M&E

6.19	Post-Closing Covenants

7.01(b)	Existing Liens

7.02(e)	Existing Indebtedness

7.03(d)	Existing Investments

10.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice

B	Term Loan Borrowing Base Certificate

C	Note

D	Compliance Certificate

E	Assignment and Acceptance

F	Counsel to Loan Parties

G‑1	U.S. Tax Compliance Certificate for Non‑U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

G‑2	U.S. Tax Compliance Certificate for Non‑U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

G‑3	U.S. Tax Compliance Certificate for Non‑U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

G‑4	U.S. Tax Compliance Certificate for Non‑U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

H	[Reserved]

I	[Reserved]

J	[Reserved]

K	[Reserved]

L	[Reserved]

M	Intercompany Subordination Agreement

-viii-

-ix-

TERM LOAN CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of November 19, 2018, among VISTA OUTDOOR INC., a Delaware corporation (the "Parent Borrower"), each lender from time to time party hereto (collectively, the "Lenders"), and GACP FINANCE CO., LLC, as the Administrative Agent (as hereinafter defined).
PRELIMINARY STATEMENTS:
WHEREAS, in order to refinance a portion of the Indebtedness outstanding under the Parent Borrower's Existing Credit Agreement, to finance ongoing working capital requirements and for general corporate purposes, the Parent Borrower has requested, and the Lenders have agreed, to enter into this Agreement in order to extend credit subject to the conditions set forth herein in the form of a Term Loan (as hereinafter defined) in the aggregate principal amount of $40,000,000.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set forth in Section 4.01, the Lenders are willing to extend such credit to the Parent Borrower. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
"ABL Credit Facilities" means, collectively, the “Revolving Credit Facility” as defined in the ABL Revolving Credit Agreement as in effect on the date hereof and the “Term Loan Facility” as defined in the ABL Term Loan Credit Agreement as in effect on the date hereof.
"ABL Revolving Agent" means Wells Fargo Bank, National Association, in its capacity as administrative agent under the ABL Revolving Credit Agreement.
"ABL Revolving Credit Agreement" means the Asset-Based Revolving Credit Agreement, dated as of November 19, 2018, by and among the Parent Borrower, the lenders party thereto and the ABL Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“ABL Revolving Credit Loan” means a “Revolving Credit Loan” as defined in the ABL Revolving Credit Agreement as in effect on the date hereof.
“ABL Revolving Loan Borrowing Base” means the “Borrowing Base” as defined in the ABL Revolving Credit Agreement as in effect on the date hereof.
"ABL Revolving Loan Documents" means the "Loan Documents" as defined in the ABL Revolving Credit Agreement as in effect on the date hereof.
"ABL Revolving Loan Obligations" means the "Obligations" as defined in the ABL Revolving Credit Agreement as in effect on the date hereof.
"ABL Revolving Priority Collateral" has the meaning assigned to such term in the Intercreditor Agreement.
"ABL Term Loan Agent" means Wells Fargo Bank, National Association, in its capacity as administrative agent under the ABL Term Loan Credit Agreement.
"ABL Term Loan Credit Agreement" means the Term Loan Credit Agreement dated as of November 19, 2018, by and among the Parent Borrower, the lenders party thereto and the ABL Term Loan Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“ABL Term Loan Borrowing Base” means the “Term Loan Borrowing Base” as defined in the ABL Term Loan Credit Agreement as in effect on the date hereof.
"ABL Term Loan Documents" means the "Loan Documents" as defined in the ABL Term Loan Credit Agreement as in effect on the date hereof.

"ABL Term Loan Obligations" means the "Obligations" as defined in the ABL Term Loan Credit Agreement as in effect on the date hereof.
"ABL Term Loan Payoff" means the “Discharge of First Lien Term Obligations” as defined in the Intercreditor Agreement.
"Acceptable Appraisal" means the most recent appraisal of M&E or Intellectual Property received by the Administrative Agent (a) from an appraisal company reasonably satisfactory to the Administrative Agent and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are reasonably satisfactory to the Administrative Agent, in each case, in the Administrative Agent's Permitted Discretion.
"Acquisition" means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of not less than 75% of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
"Act" has the meaning specified in Section 10.21.
"Administrative Agent" means GACP Finance Co., LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Account" means the Deposit Account of the Administrative Agent identified on Schedule 1.01(a) to this Agreement (or such other Deposit Account of the Administrative Agent that has been designated as such, in writing, by the Administrative Agent to the Parent Borrower and the Lenders).
"Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Agreement" has the meaning specified in the introductory paragraph hereof.
"Agreement Currency" has the meaning specified in Section 10.23.

"Anti-Corruption and Anti-Money Laundering Laws" means the FCPA, the U.K. Bribery Act 2010, as amended, and all other applicable laws, regulations and ordinances concerning or relating to bribery, money laundering (including any financial record keeping and reporting requirements related thereto) or corruption in any jurisdiction applicable to any Loan Party or any of its Subsidiaries.
"Applicable Rate" means, for any day (a) prior to the date that is five (5) months after the Closing Date, (i) with respect to Base Rate Loans, 7.00 percentage points, and (ii) with respect to Eurodollar Rate Loans, 8.00 percentage points, and (b) from and after the date that is five (5) months after the Closing Date, (i) with respect to Base Rate Loans, 8.00 percentage points, and (b) with respect to Eurodollar Rate Loans, 9.00 percentage points.
"Application Event" means the occurrence of (a) a failure by the Parent Borrower to make Payment in Full of the Obligations on the Maturity Date or (b) an Event of Default and the election by the Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 8.03 of this Agreement.
"Approved Fund" means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
"Assignment and Acceptance" means an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii)) in substantially the form of Exhibit E hereto.
"Attorney Costs" means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease.
"Audited Financial Statements" means the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries for the fiscal year ended March 31, 2018, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year of the Parent Borrower and its consolidated Subsidiaries, including the notes thereto.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
"Base Rate" means the highest of (a) the Federal Funds Rate plus 1/2%, (b) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the “Prime Rate” in the United States as last published in The Wall Street Journal, or, if such rate is no longer published in The Wall Street Journal (or if The Wall Street Journal ceases publication), as last published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer published therein, any similar rate published therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent) (and, if any such rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero); any interest calculation with respect to clause (b) above shall be calculated at the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, 2 Business Days prior to such date for Dollar deposits with a term of one month commencing that day.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"Borrower Materials" has the meaning specified in Section 10.02(d).
"Borrowing" means a borrowing consisting of Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located or under the Laws of the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
"Capital Expenditures" means, for any period, with respect to any Person, the aggregate of, without duplication, all expenditures (whether paid in cash or financed) of such Person during such period that have been or should be, in accordance with GAAP, included as additions to property, plant or equipment on the consolidated balance sheet of such Person; provided, however, that Capital Expenditures shall not include: (a) expenditures to the extent they are made with the proceeds from the issuance of Equity Interests of the Parent Borrower after the Closing Date; (b) expenditures with proceeds of casualty insurance or condemnation awards in respect of lost, destroyed, damaged or condemned assets or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent Borrower and its Subsidiaries; (c) interest capitalized during such period; (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent Borrower and any Subsidiary thereof) and for which neither of the Parent Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period); (e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase or (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; (f) investments in respect of an Acquisition permitted hereunder; or (g) the purchase of property, plant or equipment to the extent made with the proceeds of any Disposition within 12 months of the receipt of such proceeds and not required to be applied to prepay obligations hereunder, under the ABL Revolving Loan Documents or under the ABL Term Loan Documents.
"Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
"Cash Dominion Period" has the meaning specified in the ABL Revolving Credit Agreement as in effect on the date hereof.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Parent Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents, the ABL Revolving Loan Documents or the ABL Term Loan Documents and Specified Statutory Liens and, solely for purposes of Investments under Section 7.03(a), any other Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P‑1 from Moody's or at least A‑1 from S&P;
(c)    time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank or trust company that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed "bank" under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(d)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime‑1" (or the then equivalent grade) by Moody's or at least "A‑1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(e)    Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition;
(f)    repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above;
(g)    tax exempted instruments, including municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short‑term ratings by either Moody's or S&P or a long‑term rating of Aaa by Moody's or AAA by S&P maturing within 360 days after the acquisition thereof; and
(h)    foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.
"CFC" means (a) any Person that is a "controlled foreign corporation" (within the meaning of Section 957), but only if a U.S. Person that is an Affiliate of a Loan Party is, with respect to such Person, a "United States shareholder" (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.
"Change in Law" means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means, an event or series of events by which:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 35% or more of the Equity Interests of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Parent Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    a "change of control" or any comparable term defined or used in, or comparable event described under, any Material Debt Documents, the ABL Revolving Loan Documents or the ABL Term Loan Documents shall have occurred in respect of the Parent Borrower.
"Closing Date" means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 10.01.
"Code" means the Internal Revenue Code of 1986 as amended from time to time.
"Collateral" means all of the "Collateral" and "Mortgaged Property" referred to in the Collateral Documents and all of the other property and assets that are or are intended under the express terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
"Collateral Access Agreement" means any landlord waiver, collateral access agreement, warehouseman or bailee letter or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any landlord for any leased real property where any Term Loan Priority Collateral is located or any warehouseman, bailee or consignee in possession of, having a Lien upon, or having rights or interests in respect of any Inventory.
"Collateral Documents" means, collectively, the Security Agreement, the IP Security Agreements, the Collateral Access Agreements, the Mortgages, the Security Agreement Supplements, the IP Security Agreement Supplements, and any other mortgages, security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent or otherwise for the benefit of the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
"Collateral Report" has the meaning specified in Section 6.12(a).
"Commitment" means a Term Loan Commitment.
"Committed Loan Notice" means a notice of (a) a Borrowing on the Closing Date, (b) a conversion (which shall not constitute a new Borrowing) of Term Loans from one Type to the other or (c) a continuation (which shall not constitute a new Borrowing) of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Parent Borrower.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and the regulations promulgated from time to time thereunder.
"Compensation Period" has the meaning specified in Section 2.12(c)(ii).
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated Cash Interest Charges" means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, the amount of Consolidated Interest Charges paid in cash during such period.
"Consolidated EBITDA" means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (without duplication) the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) income tax expense for such period, (c) depreciation and amortization for such period, (d) non‑recurring or unusual expenses or charges or extraordinary expenses or charges for such period, including restructuring charges, accruals and reserves, severance costs (including severance or stay bonuses paid to employees, including related employee benefits attributable to such payments), relocation costs, retention and completion bonuses and integration costs, including any restructuring charges and integration costs related to any acquisition, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business), contract termination costs and recruiting, signing and completion bonuses and expenses, in each case for such period; provided that all amounts added back to Consolidated EBITDA pursuant to this clause (d) shall not exceed 25% of Consolidated EBITDA for such period calculated without giving effect to this clause (d), (e) amortization or write off of deferred financing costs, (f) non‑cash charges related to stock‑based employee compensation, (g) non-cash charges associated with the mark‑to‑market of Swap Contracts, (h) impairment charges or write‑offs with respect to goodwill and other intangible assets, (i) losses due solely to fluctuations in currency values and the related tax effects and (j) fees, costs and expenses in an aggregate amount not to exceed $10,000,000 incurred within 6 months of the Closing Date in connection with the Transactions during such period, and minus the following to the extent included in calculating such Consolidated Net Income: (1) gains due solely to fluctuations in currency values and the related tax effects; (2) non-recurring or unusual gains or extraordinary gains and (3) non-cash gains associated with the mark to market of Swap Contracts.
"Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a)(i) Consolidated EBITDA for such period, minus (ii) the aggregate amount of all Capital Expenditures made by the Parent Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any incurrence of Indebtedness) to (b) Consolidated Fixed Charges for such period. Notwithstanding the foregoing, (1) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio as of any date of measurement on or prior to September 30, 2019, the components of Consolidated Fixed Charges set forth in clauses (a) and (b) of the definition thereof shall be calculated (A) with respect to the Test Period ending on or about March 31, 2019, by multiplying the actual amount of such components from October 28, 2018 to the last day of such Test Period by 12/5, (B) with respect to the Test Period ending on or about June 30, 2019, by multiplying the actual amount of such components from October 28, 2018 to the last day of such Test Period by 3/2, and (C) with respect to the Test Period ending on or about September 30, 2019, by multiplying the actual amount of such components from October 28, 2018 to the last day of such Test Period by 12/11, and (2) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any applicable period after a permitted Disposition of a line of business of the Parent Borrower, including the fiscal quarter in which such Disposition occurred (including the Savage Business Line pursuant to Section 7.05(j)), the components of Consolidated Fixed Charges set forth in clauses (a) and (b) of this definition shall be calculated after giving pro forma effect thereto (provided that, with respect to clause (a)(ii) of this definition, the Parent Borrower has provided the Administrative Agent with reasonable back-up demonstrating such Capital Expenditures are attributable to the line of business subject to such Disposition), including adjustments to the components of Consolidated Fixed Charges set forth in clauses (a) and (b) of the definition thereof to give effect to any prepayments of Obligations and/or ABL Term Loan Obligations in connection with such Disposition.
"Consolidated Fixed Charges" means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) Consolidated Cash

Interest Charges, plus (b) scheduled payments in cash of principal on Indebtedness for borrowed money required to be paid during such period (excluding, for the avoidance of doubt, payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or another Subsidiary (other than any such scheduled payments owing from a Loan Party to any Subsidiary that is not a Loan Party)), plus (c) the aggregate amount of income taxes required to be paid in cash by the Parent Borrower and its Subsidiaries during such period plus (d) all Restricted Payments made in cash during such period (but excluding any Restricted Payments made pursuant to clause (b) of the definition thereof).
"Consolidated Interest Charges" means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write‑off of the costs of issuance) of the Parent Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Parent Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
"Consolidated Net Income" means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the net income of the Parent Borrower and its Subsidiaries determined in accordance with GAAP (excluding (i) all extraordinary noncash gains and (ii) extraordinary noncash losses).
"Consolidated Total Assets" means, as of any date, the total consolidated assets of the Parent Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, Section 5.05(b)) calculated on a pro forma basis after giving effect to any Subject Disposition or Acquisition.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the applicable Domestic Loan Party, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) and to the extent required by the ABL Term Loan Documents, the ABL Term Loan Agent, and to the extent required by the ABL Revolving Loan Documents, the ABL Revolving Agent.
"Credit Extension" means a Borrowing.
"Debtor Relief Laws" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (it being understood that if any default is cured or waived prior to becoming an Event of Default, such default shall no longer constitute a Default).
"Deposit Account" means a "deposit account" as such term is defined in Article 9 of the UCC.
"Designated Account" means the Deposit Account of the Parent Borrower identified on Schedule 1.01(b) to this Agreement (or such other Deposit Account of the Parent Borrower that has been designated as such, in writing, by the Parent Borrower to the Administrative Agent).
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Disqualified Equity Interests" means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, on or prior to the date that is 91 days after the scheduled Maturity Date; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid‑in‑kind amounts as of any date of determination) in respect of such Disqualified Equity Interests and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.
"Dollar" and "$" mean lawful money of the United States.
"Domestic Loan Party" means each Loan Party other than the Specified Foreign Subsidiaries.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, excluding, for the avoidance of doubt, any Subsidiary that is organized under the laws of Puerto Rico or any "possession of the United States" as that term is understood in Treasury Regulations Section 1.957-3(a)(2)(i).
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include (x) the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries or (y) a natural person.
“Eligible Intellectual Property” means Intellectual Property of a Domestic Loan Party that complies with each of the representations and warranties in respect of such Intellectual Property made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Domestic Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any appraisal performed or received by the Administrative Agent from time to time after the Closing Date. An item of Intellectual Property shall not be included in Eligible Intellectual Property if:
(a)    it is not validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable,
(b)    a Domestic Loan Party does not have good and valid title thereto,
(c)    it is not subject to a valid and perfected Requisite Priority Lien of the Administrative Agent, or
(d)    an Acceptable Appraisal of it has not been completed.
"Eligible M&E" means M&E of a Domestic Loan Party, that complies with each of the representations and warranties in respect of Eligible M&E made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent's Permitted Discretion to address the results of any due diligence information with respect to the Domestic Loan Parties' business or assets of which the Administrative Agent becomes aware after the Closing Date, including any appraisal performed or received by the Administrative Agent from time to time after the Closing Date. An item of M&E shall not be included in Eligible M&E if:
(a)    it is not subject to a valid and perfected Requisite Priority Lien of the Administrative Agent,
(b)    a Domestic Loan Party does not have good, valid, and marketable title thereto,

(c)    a Domestic Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Domestic Loan Party), including as a result of the lease thereof by a Domestic Loan Party,
(d)    it is not located at one of the locations in the continental United States set forth on Schedule 6.18 to this Agreement (as such Schedule 6.18 may be amended from time to time with the prior written consent of the Administrative Agent) (or in-transit from one such location to another such location),
(e)    it is in-transit to or from a location of a Domestic Loan Party (other than in-transit from one location set forth on Schedule 6.18 to this Agreement to another location set forth on Schedule 6.18 to this Agreement) (as such Schedule 6.18 may be amended from time to time with the prior written consent of the Administrative Agent),
(f)    it is "subject to" (within the meaning of Section 9-311 of the UCC) any certificate of title (or comparable) statute (unless the Administrative Agent has a first priority, perfected Lien under such statute and the Administrative Agent has possession and custody of such certificate),
(g)    it is not used or usable in the ordinary course of the Domestic Loan Parties' business due to a damaged or inoperable condition (other than Equipment under repair or held for repair for such purpose),
(h)    it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all laws or other statutes and regulations established by any Governmental Authority then applicable to such M&E, or is subject to any licensing or similar requirement,
(i)    it is located on real property leased by a Domestic Loan Party or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from Equipment of others, if any, stored on the premises; provided, that during the period from the Closing Date through the date that is 90 days after the Closing Date, M&E that is compliance with this definition (other than with respect to this clause (i)) shall be deemed "Eligible M&E" for all purposes under this Agreement,
(j)    its use or operation requires proprietary software that is not freely assignable to the Administrative Agent, or
(k)    an Acceptable Appraisal of such M&E has not been completed.
"Environmental Action" means any claim, order, notice of violation, or notice of potential liability, issued against the Parent Borrower or any of its Subsidiaries, or any proceeding or governmental investigation, instituted with respect to the Parent Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any hazardous or toxic materials or waste into the environment.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equipment" means "equipment" as such term is defined in Article 9 of the UCC.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or the receipt of notice by any Loan Party or any ERISA Affiliate that a Multiemployer Plan is in critical status; (d) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan, the treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan or Multiemployer Plan is considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for imposition of a lien (within the meaning of Section 430(k) of the Code or Section 303(k) of ERISA) are satisfied.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Eurodollar Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by the Parent Borrower in accordance with this Agreement. Notwithstanding the foregoing, in no event shall the Eurodollar Rate be less than 1.50% per annum. Each determination of the Eurodollar Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.
"Eurodollar Rate Loan" means a Term Loan that bears interest at a rate based on the Eurodollar Rate.
"Event of Default" has the meaning specified in Section 8.01.
"Excess Availability" has the meaning specified in the ABL Revolving Credit Agreement as in effect on the date hereof.
"Excluded Deposit Account" means (a) any Deposit Account, the funds in which are used solely for the payment of salaries and wages, workers' compensation, employee benefit plans (including funds held by the Parent Borrower or any Subsidiary in trust for any director, officer or employee of the Parent Borrower or any Subsidiary with respect thereto) or health benefit obligations and similar expenses (including payroll Taxes) in the ordinary course of business, (b) any Deposit Account that is a zero-balance disbursement account, (c) any Deposit Account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an Acquisition or any other transaction, in each case, permitted hereunder, and (d) any Deposit Account established by a Domestic Loan Party with amounts on deposit that do not exceed at any time (i) $5,000,000, when aggregated with the amounts on deposit in all other Deposit Accounts that are subject to this clause (d), plus all amounts held in Securities Accounts excluded pursuant to clause (b) of the definition of "Excluded Securities Accounts", or (ii) $2,000,000, individually.
"Excluded Joint Venture" means (a) any Person described in clause (a) of the definition of Joint Venture or (b) any other Joint Venture that is entered into in accordance with Section 7.03(g) or (k) and designated as an Excluded Joint Venture by the Parent Borrower and certified by the Parent Borrower as being entered into in compliance with Section 7.03(g) or (k).
"Excluded Securities Account" means (a) any Securities Account the securities entitlements in which are used solely for the payment of salaries and wages, workers' compensation, employee benefit plans (including funds held by the Parent Borrower or any Subsidiary in trust for any director, officer or employee of the Parent Borrower or any Subsidiary with respect thereto) or health benefit obligations and similar expenses (including payroll Taxes) in the ordinary course of business, and (b) any Securities Account established by a Domestic Loan Party with a balance that does not exceed at any time (i) $5,000,000, when aggregated with the amounts on deposit in all other Securities Accounts that are subject to this clause (b), plus all amounts held in Deposit Accounts excluded pursuant to clause (d) of the definition of "Excluded Deposit Accounts" or (ii) $2,000,000, individually.
"Excluded Subsidiary" means any (a) Subsidiary of the Parent Borrower that is prohibited by applicable Law or by contractual obligations existing on the Closing Date (or at the time such Subsidiary becomes a Subsidiary of the Parent Borrower, so long as such obligations were not incurred in connection with or in contemplation of it becoming a Subsidiary of the Parent Borrower) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (b) CFC, (c) FSHCO, and (d) any Subsidiary in circumstances where the Parent Borrower and the Administrative Agent reasonably agree that the cost of providing a guarantee of the Obligations is excessive in relation to the value afforded thereby.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to Section 1(e) of the Guaranty and any other "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
"Excluded Taxes" has the meaning specified in Section 3.01(a).
"Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of April 1, 2016, as amended as of May 9, 2017, among the Parent Borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.
"Facility" means the Term Loan Facility.
"FATCA" means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Federal Acquisition Regulation" means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for overnight federal funds transactions last arranged prior to such day as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Fee Letter" means that certain Term Loan Fee Letter, dated as of the Closing Date, between the Parent Borrower and the Administrative Agent.
"Flood Insurance Laws" means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d)

the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, in each case, including all related laws, rules and regulations, including any amendments or successor provisions.
"Foreign Government Scheme or Arrangement" has the meaning specified in Section 5.12(d).
"Foreign Lender" means a Lender that is not a U.S. Person.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"FSHCO" means any Domestic Subsidiary or non-U.S. disregarded entity, in each case that owns no material assets other than (a) Equity Interests or (b) Equity Interests and debt interests, in each case of one or more CFCs and/or of one or more FSHCOs.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.
"Government Contract" means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided, that unless otherwise specified, all references to "Government Contract" or to "Government Contracts" shall refer to such contracts between any Domestic Loan Party and any Governmental Party.
"Governmental Authority" means the government of any nation, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Governmental Party" means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.
"Governmental Requirement" means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.

"Granting Lender" has the meaning specified in Section 10.06(h).
"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the related primary obligation and (B) the portion thereof expressly stated to be so guaranteed, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Guarantors" means, collectively, the Parent Borrower, the Subsidiaries of the Parent Borrower listed on Schedule 1.01(d) and each other Subsidiary (other than any Excluded Joint Ventures and any Excluded Subsidiaries, but including any Specified Foreign Subsidiaries) of the Parent Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 or Section 6.19. For the avoidance of doubt, (i) the Specified Foreign Subsidiaries shall not be required to pledge any of their respective assets as Collateral or otherwise provide any security in respect of the Obligations and (ii) no Specified Foreign Subsidiary shall be required to be a Guarantor on the Closing Date as a condition precedent to the effectiveness of this Agreement.
"Guaranty" means, collectively, the Term Loan Guaranty made by the Guarantors on the Closing Date in favor of the Administrative Agent on behalf of the Lenders together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or Section 6.19.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Immaterial Subsidiary" means any wholly-owned Domestic Subsidiary of the Parent Borrower that, as of the last day of the fiscal quarter of the Parent Borrower most recently ended and for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof (or, prior to the first such delivery, referred to in Section 5.05(b)), did not have assets with a value in excess of 5.0% of the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries or revenues representing in excess of 5.0% of consolidated revenues of the Parent Borrower and its wholly-owned Domestic Subsidiaries for the 12-month period ended as of such date; provided that in the event that any wholly-owned Domestic Subsidiaries that would otherwise be Immaterial Subsidiaries shall, in the aggregate, account for a percentage in excess of 10.0% of the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries or 10.0% of the consolidated revenues of the Parent Borrower and its wholly-owned Domestic Subsidiaries as of the end of and for the most recently completed fiscal year for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof (or, prior to the first such delivery, referred to in Section 5.05(b)), then one or more of such Subsidiaries designated by the Parent Borrower (or, if the Parent Borrower shall make no designation, one or more of such wholly-owned Domestic Subsidiaries that are not otherwise Excluded Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Parent Borrower and its wholly-owned Domestic Subsidiaries), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess and shall comply with the provisions of Section 6.12 applicable to such Subsidiary or Subsidiaries. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(e).
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the monetary obligation of the Swap Termination Value of any Swap Contract of such Person;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and, solely to the extent included as liabilities in accordance with GAAP, any earn out or similar obligation;
(e)    Indebtedness of the type described in clauses (a) through (d) above and clauses (f) through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the book value of any assets subject to such Lien if such Lien is limited in recourse);
(f)    all Attributable Indebtedness of such Person;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person.
"Indemnified Liabilities" has the meaning specified in Section 10.04(b).
"Indemnified Taxes" has the meaning specified in Section 3.01(a).
"Indemnitees" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property and all IP Rights relating thereto, including all copyrights, patents, trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof and IP Licenses.
"Intercompany Subordination Agreement" means an intercompany subordination agreement dated as of the Closing Date, executed and delivered by one or more Loan Parties and one or more other Subsidiaries and the Administrative Agent in the form attached hereto as Exhibit M.
"Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the ABL Term Loan Agent, the ABL Revolving Agent and any other Persons from time to time party thereto, and acknowledged by the Parent Borrower and the other Loan Parties, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof and thereof.

"Interest Payment Date" means the first day of each calendar month and the Maturity Date of the Term Loan Facility.
"Interest Period" means, with respect to each Eurodollar Rate Loan, a period commencing on the date of the making of such Eurodollar Rate Loan (or the continuation of a Eurodollar Rate Loan or the conversion of a Base Rate Loan to a Eurodollar Rate Loan) and ending 1, 2, or 3 months thereafter or, if agreed to by each of the Lenders, 12 months or a shorter period thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the Eurodollar Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months or a shorter period after the date on which the Interest Period began, as applicable, and (d) the Parent Borrower may not elect an Interest Period that will end after the Maturity Date. Notwithstanding the foregoing, the Interest Period with respect to the Eurodollar Rate Loans made on the Closing Date shall be the period commencing on the Closing Date and ending on December 19, 2018.
"Inventory" means "inventory" as such term is defined in Article 9 of the UCC.
"Investment" means, as to any Person, any direct or indirect investment by such Person, including (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of "Indebtedness" set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of proceeds, payments and other returns thereon.
"IP License" means all contractual obligations (and all related IP Rights) granting any right, title or interest to any Intellectual Property.
"IP Rights" has the meaning specified in Section 5.17.
"IP Security Agreement" has the meaning specified in Section 14(f) of the Security Agreement together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12 or Section 14(g) of the Security Agreement, in each case as amended.

"IP Security Agreement Supplement" has the meaning specified in Section 1(g)(vi) of the Security Agreement.
"IRS" means the United States Internal Revenue Service.
"Joint Venture" means (a) (i) any corporation, partnership, limited liability company or other business entity (any such Person, a "Business Entity") in which the Parent Borrower beneficially owns at least 20% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Parent Borrower beneficially owns at least 20% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Parent Borrower at least 40% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Parent Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Parent Borrower and its Subsidiaries are engaged.
"Judgment Currency" has the meaning specified in Section 10.23.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"Lender" has the meaning set forth in the preamble to this Agreement, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 10.06 of this Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group Expenses" has the meaning specified in Section 10.04(a).
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, the presence of a filed financing statement under the UCC (or equivalent statutes) of any jurisdiction shall not in and of itself be deemed to constitute a Lien.

"Line Cap" has the meaning specified in the ABL Revolving Credit Agreement as in effect on the date hereof.
"Loan Account" has the meaning specified in Section 2.11(a).
"Loan Documents" means, collectively, this Agreement, the Fee Letter, the Notes, the Guaranty, the Collateral Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, and any other agreement, document or instrument entered into now or in the future in connection with this Agreement, excluding, for the avoidance of doubt, any ABL Revolving Loan Documents and any ABL Term Loan Documents (in each case, other than the Intercreditor Agreement).
"Loans" means an extension of credit by a Lender to the Parent Borrower under Article II in the form of the Term Loan.
"Loan Parties" means, collectively, the Parent Borrower and each Guarantor.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
"M&E" means all Equipment (other than fixtures (unless otherwise agreed by the Administrative Agent), tooling, rolling stock or any equipment subject to special perfection requirements under federal law).
"Make-Whole Amount" means an amount (but not less than zero) equal to (a) all interest on the portion of the Term Loans prepaid, deemed to be prepaid, or required to be prepaid that would otherwise have accrued during the five (5) month period following the date of such prepayment, deemed prepayment or required prepayment (calculated based on the per annum interest rate (including, for the avoidance of doubt, the Applicable Rate) applicable to the Term Loans on the date of such prepayment, deemed prepayment or required prepayment), minus (b) the sum of the actual cash payments of interest on such portion of the Term Loans paid by the Parent Borrower from the Closing Date through the date of such prepayment, deemed prepayment or required prepayment.
"Margin Stock" has the meaning specified in Regulation U of the FRB.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party or the Administrative Agent's ability to realize on the Collateral (except to the extent such impairment results from the failure of the Administrative Agent, the ABL Administrative Agent or the ABL Term Loan Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or of the Administrative Agent to file Uniform Commercial Code continuation statements).

"Material Debt" means any Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $35,000,000; provided that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall not include Indebtedness of the type described under Section 7.02(f) or Guarantees in respect of the foregoing.
"Material Debt Documents" means any agreements, instruments and other documents in respect of any Material Debt including, as of the Closing Date, the Senior Notes Documents, the ABL Term Loan Documents and the ABL Revolving Loan Documents, in each case as such agreements, instruments or other documents may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
"Material Subsidiary" means any Subsidiary other than an Immaterial Subsidiary.
"Maturity Date" means the earliest of (a) the date that is 90 days prior to the maturity of the Senior Notes, unless such notes are redeemed, terminated or extended beyond November 19, 2023, (b) November 19, 2023, (c) the date of acceleration of the Term Loan Facility pursuant to Section 8.02, and (d) the final maturity date or date of acceleration of all or any portion of the ABL Credit Facilities; provided that, for the avoidance of doubt, prepayments made pursuant to Section 2.05(b) hereunder, Section 2.05(b) under the ABL Revolving Credit Agreement or Section 2.05(b) under the ABL Term Loan Credit Agreement shall not be considered events of acceleration for the purposes of this definition.
"Maximum Rate" has the meaning specified in Section 10.09.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" has the meaning given in Section 4.01(c)(v).
"Mortgage Policy" has the meaning given in Section 4.01(c)(v)(B).
"Mortgaged Properties" means the properties indicated on Schedule 5.08(c) hereto as being required to be subject to a Mortgage.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding 5 plan years, has made or been obligated to make contributions.
"Net Cash Proceeds" means,
(a) with respect to any Disposition or receipt of casualty insurance or condemnation awards by the Parent Borrower or any Domestic Loan Party, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the sum of all out-of-pocket fees, costs and other expenses incurred by the Parent Borrower or any other Domestic Loan Party in connection with such transaction and the amount of all taxes paid (or reasonably estimated to be paid), and the amount of any reserves established in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer); provided, that if any contingency with respect to any such reserve no longer exists (as determined reasonably and in good faith by a Responsible Officer), the amount of such reserve (or the residual amount of such reserve, as applicable) shall then constitute Net Cash Proceeds; and
(b) with respect to the issuance or incurrence of any Indebtedness by the Parent Borrower or any Domestic Loan Party, or the issuance by the Parent Borrower or any Domestic Loan Party of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Parent Borrower or such Domestic Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by the Parent Borrower or such Domestic Loan Party in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by the Parent Borrower or such Domestic Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of the Parent Borrower or any Domestic Loan Party, and are properly attributable to such transaction.
"Net Orderly Liquidation Value" means the cash proceeds of M&E or Intellectual Property which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent appraisal of M&E or Intellectual Property delivered to the Administrative Agent pursuant to Section 6.16 and expressed as a recovery percentage with respect to each such category of assets.
"Note" means a promissory note of the Parent Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Parent Borrower to such Lender resulting from the Loans made by such Lender.
"Obligations" means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of a proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding under any Debtor Relief Laws), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of a proceeding under the Debtor Relief Laws, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding under the Debtor Relief Laws), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party under this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents; provided that, notwithstanding anything to the contrary in this definition, the Obligations of any Loan Party shall exclude its Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Parent Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loans, (ii) interest accrued on the Term Loans, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior to and after the commencement of a proceeding under any Debtor Relief Laws.
"OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Organization Documents" means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or in each case equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction).
"Other Connection Taxes" means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" has the meaning specified in Section 3.01(b).
"Paid in Full" or "Payment in Full" means, with respect to the Obligations, (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and accrued and unpaid interest with respect to, all outstanding Loans, (ii) all Lender Group Expenses that have accrued and are unpaid and then owed and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses) and identified to the Parent Borrower, such cash collateral to be in such amount as the Administrative Agent determines in its Permitted Discretion is appropriate to secure such contingent Obligations, and (c) the termination or expiration of all of the Commitments of the Lenders.

"Parent Borrower" has the meaning assigned to such term in the introductory paragraph hereof.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning assigned to such term in Section 10.06(d).
"Payment Conditions" means, at the time of determination with respect to a transaction or a proposed payment to fund a proposed transaction, that:
(a)    no Specified Event of Default then exists or would arise as a result of the consummation of such proposed transaction;
(b)    either
(i)    Excess Availability, in each case, is not less than the greater of (A) 17.5% of the Line Cap, and (B) $72,500,000, at all times during the 30 day period prior to such proposed transaction or payment and after giving effect to such proposed payment and proposed transaction; or
(ii)    both (A) the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 1.15:1.00 (calculated on a pro forma basis and including the cash amount of any proposed payment as a Consolidated Fixed Charge made on the last day of such Test Period (provided that unless any such proposed payment is a Consolidated Fixed Charge under the definition thereof, such proposed payment shall not be considered a Consolidated Fixed Charge for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a subsequent transaction in reliance on Payment Conditions)); and (B) Excess Availability is not less than the greater of (x) 12.5% of the Line Cap, and (y) $52,000,000 (at all times during the 30 day period prior to such proposed transaction or payment and after giving effect to such proposed payment and proposed transaction); and
(c)    the Parent Borrower has delivered a certificate to the Administrative Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding 5 plan years.
"Performance Guarantee" means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing.
"Permitted Acquisition" means any Acquisition so long as:
(a)    (i) no Indebtedness will be incurred, assumed or would exist with respect to any Loan Party or their respective Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 7.02 and (ii) no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or their respective Subsidiaries as a result of such Acquisition other than Liens permitted under Section 7.01;
(b)    the material lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall comply with Section 7.07;
(c)    each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby;
(d)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;
(e)    the Payment Conditions are satisfied; and
(f)    if the aggregate consideration paid in connection with the proposed Acquisition exceeds $25,000,000 (including deferred and contingent amounts), the Parent Borrower shall (i) have provided the Administrative Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and copies of the acquisition agreement and other material documents relative to the proposed Acquisition at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition (or, in either case, such shorter period as agreed to by the Administrative Agent) and (ii) upon the request of the Administrative Agent in its Permitted Discretion, have provided the Administrative Agent with (or access to) due diligence materials of the Parent Borrower relative to the proposed Acquisition, including, if available, forecasted balance sheets, profit and loss statements, cash flow statements and projections of the Person or assets to be acquired (including any pro forma or standalone financial statements created by any Person in connection with the proposed Acquisition and available to the Parent Borrower), all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one-year period following the date of the proposed Acquisition (on a quarter-by-quarter basis).
"Permitted Discretion" means the exercise of the Administrative Agent's reasonable business judgment (from the perspective of a secured asset-based lender).
"Permitted Liens" means any Liens permitted under Section 7.01 hereof.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any tax Lien; provided, that (a) a reserve with respect to the underlying tax obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) either (i) the Administrative Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent's Liens, (ii) such Lien is bonded in a manner satisfactory to the Administrative Agent in its Permitted Discretion or (iii) the Administrative Agent has established a Reserve equal to the amount secured by such Lien.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
"Platform" has the meaning specified in Section 10.02(d).
"Pledged Debt" has the meaning specified in Section 1(d)(iv) of the Security Agreement.
"Pledged Equity" has the meaning specified in Section 1(d)(iii) of the Security Agreement.
"Prepayment Premium" means, in connection with any Prepayment Premium Trigger Event, (a) if such Prepayment Premium Trigger Event occurs prior to the date that is five (5) months after the Closing Date, the Make-Whole Amount with respect to the Term Loans prepaid, deemed to be prepaid or required to be prepaid in connection therewith, (b) if such Prepayment Premium Trigger Event occurs on or after the date that is five (5) months after the Closing Date, and prior to the date that is seventeen (17) months after the Closing Date, an amount equal to two percent (2%) of the Term Loans prepaid, deemed to be prepaid or required to be prepaid in connection therewith, and (c) if such Prepayment Premium Trigger Event occurs on or after the date that is seventeen (17) months after the Closing Date, an amount equal to three percent (3%) of the Term Loans prepaid, deemed to be prepaid or required to be prepaid in connection therewith.
"Prepayment Premium Trigger Event" means the occurrence of any of the following:
(a)    any voluntary prepayment of all or any portion of the Term Loans for any reason (including, without limitation, any refinancing thereof), whether before or after the occurrence of any Event of Default or the commencement of any proceeding under any Debtor Relief Law;

(b)    any mandatory prepayment of all or any portion of the Term Loans required under Section 2.05(b), whether before or after the occurrence of any Event of Default or the commencement of any proceeding under any Debtor Relief Law;
(c)    the acceleration of the Term Loans for any reason (including, without limitation, any acceleration in accordance with Section 8.02, and including, without limitation, as a result of the commencement of any proceeding under any Debtor Relief Law);
(d)    the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of the Term Loans in any proceeding under any Debtor Relief Law or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Administrative Agent, for the account of the Lenders, in full or partial satisfaction of the Term Loans; or
(e)    the Maturity Date occurs prior to November 19, 2023.
If any Prepayment Premium Trigger Event described in the foregoing clauses (c), (d) or (e) occurs, then, solely for purposes of calculating the Prepayment Premium due and payable in connection therewith, the entire outstanding principal amount of the Term Loans then outstanding shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.
"Projections" means the Parent Borrower's forecasted (a) balance sheets, (b) income statements and (c) cash flow statements, all prepared on a basis consistent with the Parent Borrower's historical financial statements, together with reasonable supporting details regarding underlying assumptions.
"Pro Rata Share" means the percentage obtained by dividing (i) the Term Loan Exposure of such Lender, by (ii) the aggregate Term Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.06. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.01(f) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
"Qualified Equity Interests" means Equity Interests other than Disqualified Equity Interests.
"Register" has the meaning specified in Section 10.06(c).
"Related Parties" means, with respect to any Person, such Person's Affiliates and the officers, directors, employees, agents, advisors, attorneys and representatives of such Person.
"Related Indemnified Party" means, with respect to any Indemnitee, (a)(i) any controlling person of such Indemnitee or (ii) any controlled Affiliate of such Indemnitee, in each case of this clause (a), acting at the instructions of such Indemnitee, (b) the respective officers, directors and employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents, advisors and representatives of such Indemnified Party or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee.
"Release" shall have the meaning ascribed to it in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.
"Report" has the meaning specified in Section 9.11(a)
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
"Required Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders; provided, that at any time there are two or more Lenders (who are not Affiliates of one another), "Required Lenders" must include at least two Lenders (who are not Affiliates of one another).
“Requisite Priority” means, with respect to any particular type of Collateral, the priority of the Administrative Agent’s Lien therein as set forth in the Intercreditor Agreement.
"Resignation Effective Date" has the meaning specified in Section 9.06(a).
"Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Party" means a Person:
(a)    whose name is listed on, or that is acting on behalf of a Person whose name is listed on, any Sanctions List;
(b)    that is incorporated under the laws of, or that is acting on behalf of, a Person incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions;
(c)    that is otherwise the target of any Sanction; or
(d)    directly or indirectly owned or controlled by any such Person or Persons described in clauses (a) through (c) of this definition.

"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower's stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment (excluding (x) scheduled payments of principal and interest, (y) any contingent interest payable under any convertible notes and (z) payments of accrued interest in connection with a prepayment, redemption or purchase of Indebtedness otherwise permitted by this Agreement, in each case not in violation of any applicable subordination provisions), prepayment, redemption (whether at the option of the holder or otherwise), purchase, defeasance, distribution involving cash, acquisition or other retirement for value in respect of any contractually subordinated Indebtedness or any convertible debt securities or instruments (which, for the avoidance of doubt, shall not include Indebtedness under the ABL Revolving Loan Documents, the ABL Term Loan Documents or the Senior Notes), in each case, of the Parent Borrower or any Subsidiary.
"S&P" means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom, including those administered by Her Majesty's Treasury, or (e) any other Governmental Authority in any jurisdiction (i) in which the Parent Borrower, any of its Subsidiaries or any officer, director or agent acting on behalf of any Loan Party or any of its Subsidiaries is located or conducts business, (ii) in which any of the proceeds of Loans will be used, or (iii) from which repayment of the Obligations will be derived.
"Sanctions List" means each list maintained or public designation made by any Governmental Authority with the power to impose, administer or enforce Sanctions in respect of the targets or scope of the Sanctions that are administered and enforced by that Governmental Authority including, without limitation:
(a)    the "Specially Designated Nationals List" and the "Consolidated Non-SDN List" each administered and enforced by OFAC; and
(b)    "Financial Sanctions: Consolidated List of Targets" and "Ukraine: list of persons subject to restrictive measures in view of Russia's actions destabilising the situation in Ukraine" each administered and enforced by Her Majesty’s Treasury.

"Savage Business Line" means the Savage Arms and Stevens firearms and range systems businesses of the Shooting Sports segment of the Parent Borrower and its Subsidiaries including Caliber Company and its direct and indirect Subsidiaries and their businesses.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, each co‑agent or sub‑agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
"Security Agreement" has the meaning specified in Section 4.01(c)(iv).
"Security Agreement Supplement" has the meaning specified in Section 27(b) of the Security Agreement.
"Securities Account" means a "securities account" as such term is defined in Article 8 of the UCC.
"Senior Notes" means the 5.875% senior notes of the Parent Borrower due 2023 in an aggregate original principal amount of $350,000,000.
"Senior Notes Documents" means the Senior Notes Indenture, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been issued or otherwise setting forth the terms of the Senior Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
"Senior Notes Indenture" means the indenture dated as of August 11, 2015, among the Parent Borrower, certain Subsidiaries of the Parent Borrower party thereto, as guarantors, and U.S. Bank National Association, as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, that if the context in which "Solvent" or "Solvency" is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.
"SPC" has the meaning specified in Section 10.06(h).
"SPC Register" has the meaning specified in Section 10.06(h).
"Specified Event of Default" means any Event of Default under Section 8.01(a), 8.01(b) (solely as a result of a breach of Section 7.10), 8.01(e) (solely as a result of failure to deliver a ABL Borrowing Base Certificate or a breach of representations and warranties with respect to a ABL Borrowing Base Certificate), 8.01(f) or 8.01(g).
"Specified Foreign Subsidiaries" means, collectively, Advanced Arrow, S. de R.L. de C.V., Bushnell Performance Optics Mexico S.A. de C.V., Hydrosport S. de R.L. de C.V. and any other Subsidiary of the Parent Borrower that has been designated in writing to the Administrative Agent and agreed to by the Administrative Agent in its sole discretion as a Specified Foreign Subsidiary and that has executed and delivered a joinder to the Guaranty; provided that, so long as no Event of Default has occurred and is continuing, the Parent Borrower may at any time, by written notice to the Administrative Agent, remove any or all of the Specified Foreign Subsidiaries as Guarantors hereunder and upon delivery of such notice, such Specified Foreign Subsidiaries shall automatically be released as Guarantors hereunder and shall thereafter cease to constitute "Specified Foreign Subsidiaries", in each case, for all purposes of this Agreement and the other Loan Documents; provided further that any such released Specified Foreign Subsidiary shall not be a guarantor of (or substantially simultaneously with such release, shall be released as a guarantor of) any Material Debt of any Loan Party.
"Specified Statutory Liens" means any Liens permitted under Section 7.01(c) or (d) with respect to any Collateral that, strictly by the operation of applicable statute or law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Collateral Document.
"Subject Disposition" means any Disposition of property or assets other than any Disposition permitted by Section 7.05(a)(i), (b), (d), (e), (f), (g) or (h).
"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company or other business entity (a) of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, including through one or more Subsidiaries of such Person, in each case in clauses (a) and (b) above, by such

Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Synthetic Lease" means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for Federal income tax purposes or (b) any so‑called synthetic, off‑balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Synthetic Lease Obligation" means the monetary obligation of a Person under a Synthetic Lease.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" has the meaning specified in Section 2.01.
"Term Loan Borrowing Base" means
(a) prior to the ABL Term Loan Payoff (and the Administrative Agent’s receipt of written notice thereof), an amount equal to 47% of the Net Orderly Liquidation Value of Eligible Intellectual Property (such determination may be made as to different categories of Eligible Intellectual Property based upon the Net Orderly Liquidation Value applicable to such categories) minus the amount in clause (b) of the ABL Term Loan Borrowing Base; and
(b) from and after the ABL Term Loan Payoff (and the Administrative Agent’s receipt of written notice thereof), the sum of (i) 85% of the Net Orderly Liquidation Value of Eligible M&E (such determination may be made as to different categories of Eligible M&E based upon the Net Orderly Liquidation Value applicable to such categories), plus (ii) 47% of the Net Orderly Liquidation Value of Eligible Intellectual Property (such determination may be made as to different categories of Eligible Intellectual Property based upon the Net Orderly Liquidation Value applicable to such categories).
“Term Loan Borrowing Base Certificate” means a Term Loan Borrowing Base Certificate, substantially in the form of Exhibit B.
"Term Loan Commitment" means, with respect to each Lender, its "Term Loan Commitment", in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule 1.01(f) to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement and with respect to all Lenders, the aggregate amount of all such "Term Loan Commitments" on Schedule 1.01(f), as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 10.6 of this Agreement. The aggregate principal amount of the Term Loan Commitments on the Closing Date is $40,000,000.
"Term Loan Facility" means, at any time, (a) prior to the making of Term Loans, the aggregate Term Loan Commitments of all Lenders at such time, and (b) thereafter, the aggregate outstanding amount of Term Loans.
"Term Loan Exposure" means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loans, the amount of such Lender's Term Loan Commitment, and (b) after the funding of the Term Loans, the outstanding principal amount of the Term Loan held by such Lender.
“Term Loan Outstandings” means, as of any date of determination, the aggregate outstanding principal balance of the Term Loans made under this Agreement.

"Term Loan Priority Collateral" has the meaning assigned to such term in the Intercreditor Agreement; by way of clarification any “goodwill” or “enterprise value” related to a Disposition shall be Term Loan Priority Collateral for the purposes of Section 2.05(b).
"Test Period" means, on any date of determination, the period of four consecutive fiscal quarters of the Parent Borrower then most recently ended for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, Section 5.05(b)), taken as one accounting period.
"Threshold Amount" means $35,000,000.
"Transactions" means, collectively, (a) the entering into by the Loan Parties of the Loan Documents on the Closing Date, (b) the creation of Liens pursuant to the Security Documents on the Closing Date and the initial borrowings hereunder to occur on the Closing Date, (c) the refinancing or replacement hereunder of all outstanding Indebtedness under the Existing Credit Agreement, (d) the entering into by the Loan Parties of the ABL Revolving Credit Agreement and the other ABL Revolving Loan Documents on the Closing Date and the borrowings of loans thereunder to occur on the Closing Date, (e) the entering into by the Loan Parties of the ABL Term Loan Credit Agreement and the other ABL Term Loan Documents on the Closing Date and the borrowings of loans thereunder to occur on the Closing Date and (f) payment of the fees and expenses incurred in connection with the consummation of the foregoing.
"Treasury Regulations" means the Treasury Regulations promulgated under the Code.
"Type" means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
"United States" and "U.S." mean the United States of America.
"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 10.14(a)(ii)(B)(3).
"Value" means, with respect to Inventory, the lower of (a) the cost thereof and (b) the market value thereof, in each case based upon the Loan Parties' historical accounting practices, which are in effect on the Closing Date, with such changes as then permitted by GAAP.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are, unless the context otherwise requires, equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words "herein", "hereto", "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of the Loan Document in which such reference appears.
(ii)    The terms "include", "includes", or "including" shall be deemed to be followed with the phrase "without limitation".
(iii)    The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to", "ending on", and "until" each mean "to but excluding"; and the word "through" means "to and including".
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    Any reference herein to any Person shall be construed to include such Person's successors and assigns.
Section 1.03.    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement, including a negative covenant "basket", set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the

Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.
Section 1.04.    Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
Section 1.05.    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06.    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "Eurodollar Rate" or with respect to any comparable or successor rate thereto.
Section 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.08.    Currency Equivalents Generally. Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined by the Administrative Agent based on the rate quoted by it as the spot rate for the purchase by it of such other currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date of determination; provided that the Administrative Agent may obtain such spot rate from another financial institution or third party published rate if it does not have, as of such date of determination, a spot buying rate for any such other currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01.    Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (collectively, the "Term Loan") to the Parent Borrower in an amount equal to the lesser of (i) such Lender's Term Loan Commitment and (ii) such Lender's Pro Rata Share of the Term Loan Borrowing Base.
The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date on which the Term Loan otherwise becomes due and payable pursuant to the terms of this Agreement. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

Section 2.02.    Borrowings, Conversions and Continuations of Term Loans.
(a)    Borrowings Generally. The Borrowing of Term Loans on the Closing Date shall be made as a Eurodollar Rate Loan. Each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Parent Borrower's irrevocable written notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. 3 Business Days prior to the requested date of conversion to or continuation of Eurodollar Rate Loans. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or in a principal amount equal to (A) with respect to a conversion, the aggregate principal amount of Base Rate Loans outstanding or (B) with respect to a continuation, the aggregate principal amount of Eurodollar Rate Loans with the same Interest Period outstanding). Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or in a principal amount equal to the aggregate principal amount of Eurodollar Rate Loans outstanding). Each Committed Loan Notice shall specify (A) whether the Parent Borrower is requesting a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be converted or continued, (D) the Type of Term Loans to which existing Term Loans are to be converted, and (E) in the case of a Eurodollar Rate Loan, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation, then the Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Parent Borrower requests conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    [Reserved].
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Term Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)    After giving effect to all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 5 Interest Periods in effect unless the Administrative Agent otherwise agrees.
Section 2.03.    [Reserved].
Section 2.04.    Notes. Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more Notes. In such event, the Parent Borrower shall execute and deliver to such Lender the requested Notes payable to such Lender. Thereafter, the portion of the Commitments and Loans evidenced by such Notes and interest thereon shall at all times be represented by such Notes.
Section 2.05.    Prepayments.
(a)    Optional. The Parent Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without penalty but subject to payment of the applicable Prepayment Premium pursuant to Section 2.05(c); provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) 3 Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of the Term Loans and otherwise be in a form reasonably acceptable to the Administrative Agent. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section 2.05(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or modified by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Shares of the Term Loan Facility. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loans as directed by the Parent Borrower.
(b)    Mandatory.
(i)
(A)    If at any time before the ABL Term Loan Payoff, (1) (x) the outstanding principal balance of the term loans under the ABL Term Loan Credit Agreement minus (y) 85% of the Net Orderly Liquidation Value of Eligible M&E (as defined in the ABL Term Loan Credit Agreement as in effect on the date hereof) (such determination may be made as to different categories of Eligible M&E based upon the Net Orderly Liquidation Value applicable to such categories) reflected in the most recent appraisals delivered to and accepted by the ABL Term Loan Agent plus (2) the outstanding principal balance of the Term Loans on such date exceeds 47% of the Net Orderly Liquidation Value of Eligible Intellectual Property (such determination may be made as to different categories of Eligible Intellectual Property based upon the Net Orderly Liquidation Value applicable to such categories) reflected in the most recent appraisals delivered to and accepted by the ABL Term Loan Agent and the Administrative Agent, then the Parent Borrower shall promptly, but in any event within 1 Business Day, prepay term loans under the ABL Term Loan Credit Agreement in an aggregate amount equal to the amount of such excess.
(B)    If at any time after the ABL Term Loan Payoff, the then outstanding principal balance of the Term Loans on such date exceeds the Term Loan Borrowing Base reflected in the most recent Term Loan Borrowing Base Certificate, then the Parent Borrower shall promptly, but in any event within 1 Business Day, prepay the outstanding principal balance of the Term Loan in an aggregate amount equal to such excess. Notwithstanding the foregoing, amounts otherwise payable pursuant to this Section 2.05(b)(i)(B), if any, shall not be payable hereunder to the extent that they are not permitted to be applied to repay Term Loans pursuant to the terms of the ABL Revolving Loan Documents as in effect on the date hereof.
(ii)    If the Parent Borrower or any other Domestic Loan Party (A) Disposes of any Term Loan Priority Collateral, other than pursuant to Sections 7.05(b), (d), (e), (f), (g) and (h) (or receives proceeds of any casualty insurance and condemnation awards) with respect to Term Loan Priority Collateral which, other than with respect to a Disposition permitted by Section 7.05(j), results in the realization by such Person of Net Cash Proceeds in an amount in excess of $1,000,000, the Parent Borrower shall prepay Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Parent Borrower or such Loan Party or (B) Disposes of any ABL Priority Collateral with respect to a Disposition permitted by Section 7.05(j), the Parent Borrower shall prepay Term Loans in an aggregate amount equal to 100% of Net Cash Proceeds received therefrom that are not required to prepay ABL Revolving Loan Obligations within three Business Days after the date of receipt thereof by the Parent Borrower or such Loan Party. For the avoidance of doubt, the Parent Borrower shall prepay Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of Dispositions permitted by Section 7.05(j) consisting of Term Loan Priority Collateral within three Business Days after the date of receipt thereof by the Parent Borrower or such Loan Party. Notwithstanding the foregoing, amounts otherwise payable pursuant to this Section 2.05(b)(ii), if any, shall not be payable hereunder to the extent that they are paid to the ABL Term Loan Agent pursuant to the ABL Term Loan Credit Agreement as in effect on the date hereof.
(iii)    Within one Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other Indebtedness permitted under Section 7.02), the Parent Borrower shall prepay Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.05(b)(iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement. Notwithstanding the foregoing, amounts otherwise payable pursuant to this Section 2.05(b)(iii), if any, shall not be payable hereunder to the extent that they (A) are paid to the ABL Term Loan Agent pursuant to the ABL Term Loan Credit Agreement as in effect on the date hereof or (B) are not permitted to be applied to repay Term Loans pursuant to the terms of the ABL Revolving Loan Documents as in effect on the date hereof or the ABL Term Loan Documents as in effect on the date hereof.
(iv)    Within three Business Days of the date of the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (other than (A) the issuance by any Subsidiary of Equity Interests to the Parent Borrower or any other Subsidiary, (B) the issuance of Equity Interests of the Parent Borrower to directors, officers and employees of the Parent Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors of the Parent Borrower, (C) the issuance of Equity Interests of the Parent Borrower in order to finance Capital Expenditures or the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, and (D) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (C) above), the Parent Borrower shall prepay Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.05(b)(iv) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement. Notwithstanding the foregoing, amounts otherwise payable pursuant to this Section 2.05(b)(iv), if any, shall not be payable hereunder to the extent that they (i) are paid to the ABL Term Loan Agent pursuant to the ABL Term Loan Credit Agreement as in effect on the date hereof or (ii) are not permitted to be applied to repay Term Loans pursuant to the terms of the ABL Revolving Loan Documents as in effect on the date hereof or the ABL Term Loan Documents as in effect on the date hereof.
(v)    All prepayments made pursuant to this Section 2.05(b), so long as no Application Event has occurred and is continuing, shall be applied pro rata to the remaining principal repayment installments of the Term Loans.
(c)    Prepayment Premium. Upon the occurrence of any Prepayment Premium Trigger Event, on the applicable date of the prepayment, deemed prepayment or required prepayment in connection therewith, the Parent Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, an amount equal to the applicable Prepayment Premium with respect to such Prepayment Premium Trigger Event. Any Prepayment Premium payable in accordance with this Section 2.05(c) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the applicable Prepayment Premium Trigger Event, and the Parent Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Term Loans (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE PARENT BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF THE TERM LOANS. The Parent Borrower expressly agrees that (a) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between the Lenders and the Parent Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (d) the Parent Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(c), (e) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to make the Term Loans, and (f) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Prepayment Premium Trigger Event.
Section 2.06.    [Reserved].

Section 2.07.    Repayment of Loans. The Parent Borrower shall repay to the Administrative Agent for the ratable account of itself and the Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.
Section 2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b), all Obligations that have been paid after the due date for such Obligations shall bear interest as follows, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each other Obligation under the Loan Documents shall bear interest on the outstanding amount thereof from the date such Obligation is due at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i) At any time when a Specified Event of Default shall have occurred and be continuing, upon the election of the Required Lenders or the Administrative Agent, the Parent Borrower shall pay interest on Obligations hereunder at a rate per annum equal to (A) in the case of principal of any Term Loan, 2.00% per annum plus the Applicable Rate otherwise applicable to the Term Loans or (B) in the case of any other amount, 2.00% per annum plus the interest rate applicable to Base Rate Loans as provided in Section 2.08(a) at such time.
(i)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. All Lender Group Expenses shall be due and payable within 30 days of demand by the Administrative Agent.
Section 2.09.    Fees.
(a)    Administrative Agent Fees. The Parent Borrower shall pay to the Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Appraisal and Other Fees. The Parent Borrower shall pay to the Administrative Agent appraisal and valuation fees and charges, as and when incurred or chargeable, consisting of the actual fees and charges paid or incurred by the Administrative Agent plus reasonable and documented out-of-pocket expenses if the Administrative Agent elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

(c)    Other Fees. The Parent Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times separately agreed upon by the Parent Borrower and the Administrative Agent.
Section 2.10.    Computation of Interest and Fees. Unless otherwise indicated in the applicable Loan Document, all computations of interest and fees chargeable under the Loan Documents shall be made on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, solely in the case of Base Rate Loans based on clause (c) of the definition of "Base Rate") and calculated based on the number of actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11.    Evidence of Indebtedness; Maintenance of Loan Account.
(a)    The Administrative Agent shall maintain an account on its books in the name of the Parent Borrower (the "Loan Account") on which the Parent Borrower will be charged with all Term Loans made by the Administrative Agent or the Lenders to the Parent Borrower or for the Parent Borrower’s account, and with all other payment obligations hereunder or under the other Loan Documents as and when due and payable, including accrued interest and fees, and, to the extent unpaid after the due date therefor, expenses (including Lender Group Expenses). In accordance with Section 2.12(a), the Loan Account will be credited with all payments with respect to the foregoing received by the Administrative Agent from the Parent Borrower. The Administrative Agent shall make available to the Parent Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents. The Loan Account and the accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Parent Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Parent Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Loan Account in respect of such matters, the Loan Account shall control in the absence of manifest error.
(b)    [Reserved].
(c)    Entries made in good faith by the Administrative Agent in the Loan Account or the Register pursuant to Section 2.11(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Parent Borrower to, in the case of the Register or Loan Account, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or Loan Account or such account or accounts shall not limit or otherwise affect the obligations of the Parent Borrower under this Agreement and the other Loan Documents.

Section 2.12.    Payments Generally.
(a)    All payments to be made by the Parent Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Parent Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the Administrative Agent's Account in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    If any payment to be made by the Parent Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    Unless the Parent Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Parent Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Parent Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the Parent Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and
(ii)    [Reserved].
A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    [Reserved].

(e)    [Reserved].
(f)    [Reserved].
(g)    The Parent Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Parent Borrower's accounts with such Lender any amount so due.
(h)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender's Pro Rata Share of Term Loans in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13.    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Parent Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Parent Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.    Taxes.
(a)    Any and all payments by the Loan Parties to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes, excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its net income (however denominated) or gross income, or franchise Taxes, in each case (A) imposed by the United States or by any jurisdiction (or, in either case, any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which the Administrative Agent or such Lender has a lending office or its principal office or (B) that are Other Connection Taxes, (ii) branch profits Taxes, and any similar Taxes, imposed by the United States or any other jurisdiction in which any such lending office or principal executive office is located or in which the Administrative Agent or such Lender, as the case may be, is deemed to be doing business, (iii) in the case of a Lender, the amount of U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to applicable Law as in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower) or (y) such Lender changes its lending office (other than a change made at the request of the Parent Borrower under Section 3.06(c)), except in each case to the extent that, pursuant to this Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) U.S. Taxes attributable to a Lender's or the Administrative Agent's failure to comply with Section 10.14(a) and (v) any U.S. Federal withholding Taxes imposed pursuant to FATCA (all such non‑excluded Taxes being hereinafter referred to as "Indemnified Taxes" and all such excluded Taxes being hereinafter referred to as "Excluded Taxes"). If any withholding agent shall be required by any applicable Laws to deduct or withhold any Tax from or in respect of the payment of any sum payable to the Administrative Agent or any Lender by or on account of any obligations of the Loan Parties under any Loan Document, then (w) if such Tax is an Indemnified Tax, the sum payable by the Loan Parties shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (x) such withholding agent shall be entitled to make such deductions and withholdings, (y) such withholding agent shall timely pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws and (z) within 30 days after the date of such payment to such Governmental Authority, such withholding agent shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) or to such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or such other written evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b)    In addition, the Parent Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or similar charges or levies that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").
(c)    The Parent Borrower on behalf of itself and each of its Subsidiaries that is a Loan Party agrees to jointly and severally indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes and Other Taxes imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01), in each case to the extent payable or paid by the Administrative Agent or such Lender (or their Affiliates), as applicable, and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. A certificate setting forth the amount of such payment delivered by a Lender or the Administrative Agent to the Parent Borrower shall be conclusive absent the manifest error.
(d)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of Indemnified Taxes or Other Taxes paid by the Loan Parties or for which the Loan Parties have indemnified any Lender or the Administrative Agent, as the case may be, pursuant to this Section 3.01 or the Security Agreement, then such Lender or the Administrative Agent, as applicable, shall pay the amount of such refund, net of any expenses incurred by, or any Indemnified Taxes or Other Taxes imposed on, such Lender or the Administrative Agent, to the Parent Borrower within 30 days of the receipt of such amount; provided that the Parent Borrower agrees, upon the request of such Lender or the Administrative Agent, to promptly return the amount of such refund (or a portion thereof) to such Lender or the Administrative Agent (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Lender or the Administrative Agent is required to repay such refund (or a portion thereof) to the relevant Governmental Authority. Notwithstanding the foregoing, the Parent Borrower shall not be entitled to review the tax records or financial information of any Lender or the Administrative Agent. Notwithstanding anything to the contrary in this Section 3.01(d), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this Section 3.01(d) the payment of which would place the Administrative Agent or such Lender (and their Affiliates) in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(e)    The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents, including Taxes for which the Parent Borrower is not required to pay additional amounts pursuant to Section 3.01(a). Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Parent Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Parent Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e). The obligations of the Lenders under this Section 3.01(e) shall survive the termination of the Commitments, the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
(f)    For the purposes of this Section 3.01, the term "Lender" shall include any SPC.
Section 3.02.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.03.    Inability to Determine Rates.
(a)    If the Administrative Agent or the Required Lenders determine that for any reason (i) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, such component shall not be used in determining the Base Rate, in each case until the Administrative Agent (in the case of clause (ii) of the immediately preceding sentence, acting upon the instruction of the Required Lenders) revokes such notice. Until receipt of such notice, (A) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as a Base Rate Loan and (B) any Committed Loan Notice for a Eurodollar Rate Loan shall be treated as a request for a Base Rate Loan. Upon the receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans.
(b)    Notwithstanding the foregoing, if the Administrative Agent has or the Required Lenders have made the determination described in the preceding paragraph because the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent or any Lender has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans and which specifies the new rate that would be used in lieu thereof, and the Parent Borrower or the Administrative Agent shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend the definition of “Eurodollar Rate” and the other applicable provisions (including any appropriate adjustment to the Applicable Rate) to preserve the original intent thereof in light of such change (it being understood that (i) if, at any time, any rate is below zero under such amended definition, such rate shall be deemed to be zero at such time and (ii) any rate so amended will be determined giving due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time); provided, that until so amended, such Loans will be handled as otherwise provided pursuant to the terms of this Section 3.03. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received within 5 Business Days of the date notice of such amendment is provided to the Lenders, a written notice from Required Lenders stating that such Required Lenders object to such amendment.
Section 3.04.    Increased Cost; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (iii) through (v) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender (other than Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Parent Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender's or holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy or liquidity requirements), then from time to time, upon request of such Lender, the Parent Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of Section 3.04 and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Parent Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Parent Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Term Loan; provided the Parent Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
Section 3.05.    Compensation for Losses. (a) Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(ii)    any failure by the Parent Borrower to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower (including any such failure arising as a result of a revocation by the Parent Borrower of any notice of prepayment, borrowing, continuation or conversion); or

(iii)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 10.16;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Parent Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
(b)    For purposes of calculating amounts payable by the Parent Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Section 3.06.    Matters Applicable to all Requests for Compensation.
(a)    A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    If any Lender requests compensation under Section 3.04, or if the Parent Borrower is required to pay any material amount of Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Parent Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
(c)    If any Lender requests compensation under Section 3.04, or if the Parent Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, the relevant Lender has declined to, or is unable to, designate a different lending office in accordance with Section 3.06(b), then the Parent Borrower may replace such Lender in accordance with Section 10.16 if such replacement would result in a reduction of such compensation or Taxes.
Section 3.07.    Survival. All of the Parent Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01.    Conditions to Closing Date. The obligations of the Lenders to make Term Loans hereunder on the terms provided hereunder are subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    the Administrative Agent's receipt from the Parent Borrower and the Lenders of either (i) executed counterparts of this Agreement or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a "pdf" copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of this Agreement;
(b)    the Administrative Agent's receipt of either (i) executed counterparts of the Intercreditor Agreement by each party thereto or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a "pdf" copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of the Intercreditor Agreement;
(c)    subject to Section 6.19 (it being understood that any document required to be delivered pursuant to Section 6.19 shall not constitute a condition precedent under this Section 4.01), the Administrative Agent's receipt of the following documents each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    either (A) executed counterparts of the Guaranty by each Loan Party or (B) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a "pdf" copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of the Guaranty;
(ii)    a Note duly executed by the Parent Borrower in favor of each Lender requesting a Note at least 3 Business Days prior to the Closing Date;
(iii)    [Reserved];
(iv)    a security agreement, (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the "Security Agreement"), duly executed by each Domestic Loan Party, together with, to the extent not already delivered to the Administrative Agent:
(A)    to the extent required under the applicable Security Documents and the Intercreditor Agreement, certificates and instruments representing the Pledged Equity and Pledged Debt referred to therein accompanied by undated stock powers or instruments of transfer executed in blank;

(B)    proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;
(C)    a Perfection Certificate, duly executed by a Responsible Officer of the Parent Borrower;
(D)    copies of Uniform Commercial Code, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Domestic Loan Party as debtor and that are filed in those state and county jurisdictions in which any Domestic Loan Party is organized or maintains its principal place of business (or as otherwise agreed by the Administrative Agent and the Parent Borrower), none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens and Liens securing obligations under the Existing Credit Agreement);
(E)    evidence of insurance required by the terms of the Security Agreement or Section 6.07 of this Agreement;
(F)    Control Agreements to the extent required by Section 6.17 hereof; and
(G)    IP Security Agreements, in form and substance reasonably satisfactory to the Administrative Agent, covering the items set forth on Schedule IV to the Security Agreement; and
(v)    deeds of trust, trust deeds, deeds to secure debt and mortgages (reasonably satisfactory to the Administrative Agent and its counsel) covering the Mortgaged Properties listed on Schedule 5.08(c) (together with the fixture filings and Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the "Mortgages"), duly executed by the appropriate Loan Party, together with:
(A)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create, subject to the Intercreditor Agreement, a valid and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,
(B)    fully paid American Land Title Association Lender's Extended Coverage title insurance policies (the "Mortgage Policies"), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid Requisite Priority and subsisting Liens on the property described therein, free and clear of all Liens, excepting only Permitted Liens, and providing for such other affirmative insurance as the Administrative Agent may deem reasonably necessary,
(C)    (1) American Land Title Association/American Congress on Surveying and Mapping form surveys or (2) to the extent surveys exist and the title insurer is willing to issue the applicable Mortgage Policies with survey coverage and survey endorsements acceptable to the Administrative Agent in its Permitted Discretion (in which case the appropriate Loan Party shall deliver such affidavits of no change or similar as required by the title insurer), updates thereof to the extent required by the title insurer, in each case, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and otherwise acceptable to the Administrative Agent,
(D)    evidence of the insurance required by the terms of the Security Agreement,
(E)    a completed "Life-of-Loan" Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and each Loan Party relating thereto) and, if any "Building" (as defined in 12 CFR Chapter III, Section 339.2) included as part of such Mortgaged Property is located within a special flood hazard area as determined by the Federal Emergency Management Agency and if flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor thereto) then copies of the appropriate Loan Party's application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Secured Parties, and
(F)    evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages, subject only to Permitted Liens, has been taken;
(vi)    customary certificates of resolutions or other action, customary incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party or is to be a party;

(vii)    customary documents and certifications evidencing that each Domestic Loan Party (A) is duly organized or formed, including certified true and correct copies of the charter of each Domestic Loan Party, and each amendment thereto, as in effect on the Closing Date, and (B) is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization, in form and substance reasonably acceptable to the Administrative Agent;
(viii)    a favorable opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;
(ix)    favorable opinions of local counsel for the Domestic Loan Parties in the jurisdictions set forth on Exhibit F, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(x)    a certificate attesting to the Solvency of the Loan Parties, on a consolidated basis, immediately before and immediately after giving effect to the Transactions, from the Chief Financial Officer of the Parent Borrower; and
(xi)    a certificate signed by a Responsible Officer of the Parent Borrower certifying that (A) the conditions specified in Section 4.01(f), (h), (i), (k) and (l) have been satisfied and (B) since March 31, 2018, there has not been any event or circumstance which, singly or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect;
provided, however, that each of the requirements set forth in clause (iv) or (v) above (except for the delivery of the Security Agreement and to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the UCC or customary "short form" intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or (y) the delivery of stock certificates of each Domestic Subsidiary of the Parent Borrower that is a Material Subsidiary) shall not constitute conditions precedent to the Credit Extension on the Closing Date after the Parent Borrower's use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Parent Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within 90 days (or, in the case of clause (v), 120 days) after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).
(d)    Administrative Agent shall have received reasonably acceptable (i) M&E appraisals prepared by an appraiser retained by Wells Fargo Bank, National Association, (ii) Intellectual Property appraisals prepared by an appraiser retained by Wells Fargo Bank, National Association, and (iii) field examination and Inventory appraisals prepared by an appraiser retained by Wells Fargo Bank, National Association;
(e)    The Parent Borrower shall have paid, on or prior to the Closing Date, (i) all fees and expenses required to be paid on the Closing Date pursuant to Section 2.09(c) hereof and

(ii) all other fees and expenses (including the Attorney Costs of Choate, Hall & Stewart LLP) required to be paid pursuant to Section 10.04(a) for which invoices shall have been presented to the Parent Borrower at least 1 Business Day prior to the Closing Date.
(f)    All Indebtedness of the Parent Borrower and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, all commitments in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released (or substantially concurrently with the effectiveness of this Agreement on the Closing Date shall be repaid, terminated and released), and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it from the administrative agent under the Existing Credit Agreement evidencing such repayment, termination and release.
(g)    The Parent Borrower shall have provided to the Administrative Agent the documentation and other information that is required by regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Act, with respect to the Domestic Loan Parties to the extent reasonably requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Closing Date, the results of which are reasonably satisfactory to the Administrative Agent and the Lenders.
(h)    The parties thereto shall have executed and delivered the ABL Revolving Credit Agreement and the other ABL Revolving Loan Documents with at least $450,000,000 in aggregate commitments from the lenders under the ABL Revolving Credit Agreement.
(i)    The parties thereto shall have executed and delivered the ABL Term Loan Credit Agreement and the other ABL Term Loan Documents and incurred at least $109,343,000 in aggregate principal amount of loans from the lenders under the ABL Term Loan Credit Agreement.
(j)    [Reserved]
(k)    The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that, to the extent such representations and warranties are qualified with "materiality" or "Material Adverse Effect" or similar terms, such representations and warranties shall be true and correct in all respects.
(l)    No Default or Event of Default shall exist, or would result from the Credit Extension on the Closing Date or from the application of the proceeds therefrom.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Parent Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01.    Existence, Qualification and Power; Compliance with Laws. Each of the Parent Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws (such compliance to include compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Act and all other laws and regulations relating to bribery, money laundering and terrorist activities), and (e) is not in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not, or solely, in the case of clause (e), that could, reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions, are within such Loan Party's corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the creation of any Lien other than a Lien expressly permitted under Section 7.01, except with respect to any conflict, breach or contravention, payment or violation referred to in clause (b)(i) to the extent that such conflict, breach or contravention or payment could not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization; Other Consents. As of the Closing Date, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the Requisite Priority nature thereof (subject to Specified Statutory Liens and the Intercreditor Agreement)) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings or recordings necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
Section 5.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
Section 5.05.    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present in all material respects the financial condition of the Parent Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.
(b)    The unaudited consolidated financial statements of the Parent Borrower and its Subsidiaries as of June 30, 2018 and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of the operations for the period covered thereby, subject, in the case of the clauses (i) and (ii) to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since March 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.06.    Litigation.
(a)    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)    Schedule 5.06 to this Agreement sets forth a complete and accurate description of each of the actions, suits or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $35,000,000 that, as of the Closing Date, are pending or, to the knowledge of the Parent Borrower threatened in writing against a Loan Party or any of its Subsidiaries.
Section 5.07.    No Default. Neither the Parent Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligations that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions contemplated by this Agreement or any other Loan Document.
Section 5.08.    Ownership of Property; Liens; Investments.
(a)    The Parent Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business as it is currently conducted, except for Permitted Liens and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.
(b)    The property (other than real property described in clause (a) above) of the Parent Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.
(c)    As of the Closing Date and as of each date for which such Schedule 5.08(c) has been supplemented in accordance with Section 6.02(g), set forth on Schedule 5.08(c) hereto is a complete and accurate list, as of the Closing Date or such other date, of all owned real property with a book value in excess of $10,000,000 owned by the Domestic Loan Parties, (i) showing the street address, county or other relevant jurisdiction, state and record owner thereof and (ii) indicating whether such real property is a Mortgaged Property.
Section 5.09.    Environmental Matters.
(a)    The Parent Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non‑compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Parent Borrower nor any of its Subsidiaries nor any property currently or, to the knowledge of the Parent Borrower or any of the Subsidiaries, previously owned, operated or leased by or for the Parent Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Parent Borrower or any of the Subsidiaries, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation, in each case under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)    Except as set forth on Schedule 5.09(c), as of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries operates their respective currently owned or leased real property as a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog, other than instances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Other than instances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no facts, circumstances or conditions known to the Parent Borrower or any of the Subsidiaries arising out of or relating to the operations or ownership of the Parent Borrower or any of its Subsidiaries or of the property owned, operated or leased by the Parent Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders that could be reasonably expected to result in any material Environmental Liabilities.
(e)    (i) no Environmental Lien has attached to any property of the Parent Borrower or its Subsidiaries and (ii) to the knowledge of the Parent Borrower or the Subsidiaries, no facts, circumstance or conditions exist, in each case of clauses (i) and (ii) that could, individually or in the aggregate, reasonably be expected to result in an Environmental Lien that could have a Material Adverse Effect.
(f)    Neither the Parent Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, as of the Closing Date, any investigation or assessment or remedial action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, during the period of ownership or operation by the Parent Borrower or any of its Subsidiaries, formerly owned or operated by the Parent Borrower or any of its Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(g)    Neither the Parent Borrower nor any of its Subsidiaries (i) has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries or (ii) is subject to any outstanding obligations under any written order, consent decree, or settlement agreement with any Person relating to any Environmental Liability, in each case of clauses (i) and (ii), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 5.10.    Insurance. The properties of the Parent Borrower and its Subsidiaries are insured in such amounts (after giving effect to any self‑insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.

Section 5.11.    Taxes. The Parent Borrower and its Subsidiaries have filed all Federal and all material state and other tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. No Lien for Taxes on the assets of the Domestic Loan Parties exceeds $5,000,000 in the aggregate unless subject to a Permitted Protest.
Section 5.12.    ERISA Compliance.
(a)    Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Parent Borrower or any ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan complies with, and has been operated in accordance with all applicable Laws, including the Code and ERISA and the terms of such Plan.
(b)    There are no pending or, to the knowledge of the Parent Borrower or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA, except, in the case of each of clauses (i) through (v) above, for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(d)    With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement"), any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or

Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.13.    Subsidiaries; Equity Interests. As of the Closing Date and as of each date for which such Schedule 5.13 has been supplemented in accordance with Section 6.02(g): (a) the Parent Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such material Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Parent Borrower and/or one or more of its Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Liens permitted under Sections 7.01(c), (r) and (s); (b) the Parent Borrower and its Subsidiaries have no Investments constituting Equity Interests in any Person other than (x) Subsidiaries and (y) those disclosed in Part (b) of Schedule 5.13; and (c) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, formation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, formation or organization, if applicable.
Section 5.14.    Margin Regulations; Investment Company Act.
(a)    Neither the Parent Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Parent Borrower hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.
(b)    Neither the Parent Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state Law which may render all or any portion of the Obligations unenforceable. Neither the Parent Borrower nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
Section 5.15.    Disclosure. No report, financial statement, certificate or other written information (other than projections, forward-looking information and other information of a general economic or industry-specific nature (with respect to which no representation is made hereunder except as set forth in the proviso to this Section 5.15)) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to projections, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time such projections were furnished (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower, the projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in any projections will be achieved and actual results may differ from the projections and such differences may be material).
Section 5.16.    Sanctions and Anti-Corruption and Anti-Money Laundering Laws.
(a)    To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with (i) the Act and (ii) applicable Anti-Corruption and Anti-Money Laundering Laws.
(b)    Neither the Parent Borrower nor any of its Subsidiaries nor, to the knowledge of the Parent Borrower, any director, officer, employee or agent of the Parent Borrower or any Subsidiary (i) is a Restricted Party, (ii) has any assets located in any country or territory that is the subject of country or territory-wide Sanctions, or (iii) derives revenues from investments in, or transactions with any Restricted Party, in each case in violation of applicable law. The Parent Borrower, on behalf of itself and its Subsidiaries, has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. The Parent Borrower and its Subsidiaries, and to the knowledge of the Parent Borrower, each director, officer, employee and agent of the Parent Borrower and each Subsidiary, is in compliance with all applicable Sanctions. No proceeds of any Loan made hereunder will be used, directly or indirectly to fund or finance any transaction that is prohibited by Sanctions or in any manner which would result in the Parent Borrower or any of its Subsidiaries being in breach of Sanctions or becoming a Restricted Party, or in any other manner that would result in a violation of Sanctions or Anti-Corruption and Anti-Money Laundering Laws by any Person. Neither the Parent Borrower nor any of its Subsidiaries is a Restricted Party or has received notice of any action, suit, proceeding or investigation against it with respect to Sanctions from any Person identified in clauses (a) through (e) in the definition of "Sanctions". No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption and Anti-Money Laundering Laws have been started or to its knowledge threatened against the Parent Borrower or any of its Subsidiaries.
Section 5.17.    Intellectual Property; Licenses, Etc. Except as could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Subsidiaries own, or have secured licenses for, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses (collectively, "IP Rights"). To the knowledge of the Parent Borrower and the Subsidiaries, (a) the use of the IP Rights in connection with such businesses does not materially infringe or misappropriate the rights of any other Person and (b) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent Borrower or any of the Subsidiaries materially infringes upon any rights held by any other Person. No claim or litigation is pending or, to the knowledge of the Parent Borrower and the Subsidiaries, threatened in writing (i) which would revoke or terminate any IP Rights of the Parent Borrower or any of the Subsidiaries or (ii) which would result in liability to the Parent Borrower or any of the Subsidiaries for material infringement or misappropriation of the rights of any other Person, that, in either case, could reasonably be expected to have a Material Adverse Effect.
Section 5.18.    Solvency. On the Closing Date, after giving effect to the Transactions to be consummated on such date, the Loan Parties are, on a consolidated basis, Solvent.
Section 5.19.    [Reserved].
Section 5.20.    Perfection, Etc. To the extent required by this Agreement and the Security Agreement, all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or will be duly made or taken after the Closing Date as provided in the proviso to Section 4.01(c), and are or will be in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest in the Collateral with the Requisite Priority, subject to Specified Statutory Liens and the Intercreditor Agreement, securing the payment of the Obligations, and all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect such security interest have been duly taken or will be duly made or taken after the Closing Date.
Section 5.21.    Designated Senior Indebtedness. The Indebtedness under the Loan Documents and all other Obligations constitute "senior indebtedness" as defined under any Material Debt Documents with respect to Material Debt that is subordinated in right of payment to the Obligations.
Section 5.22.    [Reserved].
Section 5.23.    EEA Financial Institution. Neither the Parent Borrower nor any other Loan Party is an EEA Financial Institution.
Section 5.24.    [Reserved].
Section 5.25.    [Reserved].
Section 5.26.    [Reserved].
Section 5.27.    Location of Inventory and M&E. The Inventory and M&E of the Domestic Loan Parties (other than in-transit Inventory on the way to or between locations identified on Schedule 6.18 and immaterial amounts of Inventory or M&E) is maintained at the locations identified on Schedule 6.18 (as such Schedule may be supplemented from time to time pursuant to Section 6.18).

Section 5.28.    Inventory and M&E Records. Each Domestic Loan Party keeps correct and accurate in all material respects records itemizing and describing the type and quantity of its Inventory and M&E and the book value thereof.
Section 5.29.    Employee and Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Parent Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Parent Borrower or its Subsidiaries, (c) the hours worked and payments made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, or (d) all material payments due from the Parent Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent Borrower.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until the Obligations have been Paid in Full, the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
Section 6.01.    Financial Statements. Deliver to the Administrative Agent (for further distribution to the Lenders):
(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent Borrower (commencing with the fiscal year ended March 31, 2019), an audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of comprehensive income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification (other than any such exception that is expressed solely with respect to, or resulting solely from, a maturity date in respect of any Commitment or Loans or the loans under the ABL Revolving Credit Agreement or the ABL Term Loan Credit Agreement that is scheduled to occur within one year from the date of delivery of such opinion); and
(b)    as soon as available, but in any event within 45 days (or such longer period (not to exceed 60 days) to the extent an extension has been granted by the SEC with respect to the Parent Borrower’s Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower (commencing with the first fiscal quarter ended after the Closing Date), an unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end

of such fiscal quarter, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders' equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes.
The Parent Borrower shall not be separately required to furnish any information contained in materials furnished pursuant to Section 6.02(b) or under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.
Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent (which will promptly thereafter furnish to the Lenders):
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to (A) the Excess Availability (based on the most recent ABL Borrowing Base Certificates furnished to the ABL Revolving Agent pursuant to Section 6.02(h) of the ABL Revolving Credit Agreement, (B) the Consolidated Fixed Charge Coverage Ratio for such period and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Parent Borrower and the Subsidiaries most recently theretofore delivered under Section 6.01(a) or (b) (or, prior to the first such delivery, referred to in Section 5.05(b)) that has had or could reasonably be expected to have greater than a de minimis effect on the calculation of the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or reporting referred to in this Agreement, specifying the nature of such change and the effect thereof on such calculations hereunder;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly after the furnishing or receipt thereof (i) copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Material Debt Document or any ABL Revolving Loan Document or any ABL Term Loan Document and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02, and (ii) copies of all notices, requests, demands, waivers, forbearances and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Debt Document or any ABL Revolving Loan Document or any ABL Term Loan Document with respect to any event, development or circumstance that could be adverse in any material respect (including the occurrence of any default) to (A) the Parent Borrower, any Material Subsidiaries or the Parent Borrower and its Subsidiaries taken as a whole or (B) the rights, interests and remedies of the Secured Parties under any of the Loan Documents; and, from time to time upon request by the Administrative Agent, such information and reports regarding such Material Debt Document or ABL Revolving Loan Document or ABL Term Loan Document as the Administrative Agent may reasonably request;
(d)    as soon as available and in any event within 30 days after the end of each fiscal year (or such later date as the Administrative Agent may reasonably agree), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(e)    promptly and in any event within 5 Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries to the extent such disclosure is permitted by applicable Law;
(f)    promptly after receipt by any Loan Party or any of its Subsidiaries of any written notice of any Environmental Action against any Loan Party or any of its Subsidiaries of any Environmental Lien against any real property of any Loan Party or its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on occupancy or use or to be subject to any material restrictions on ownership or transferability under any Environmental Law, copies of such notice;
(g)    as soon as available and in any event within 30 days after the end of each fiscal quarter (or such later date as the Administrative Agent may reasonably agree), amendments to each Schedule referred to in Section 9 of the Security Agreement (including Schedule 6.18 to this Agreement) and Schedule 5.08(c) and Schedule 5.13 to this Agreement, in each case, to add any additional information or change any information required to ensure the representations and warranties contained therein are true and correct in all material respects;
(h)    concurrently with the delivery thereof under the ABL Revolving Credit Agreement, copies of any borrowing base certificates required to be delivered pursuant to the ABL Revolving Credit Agreement;
(i)    as soon as available and in any event within 30 days after the end of each Fiscal Year (or such later date as the Administrative Agent may reasonably agree) copies of the

Parent Borrower's Projections, in form reasonably satisfactory to the Administrative Agent, for the forthcoming year, fiscal quarter by fiscal quarter;
(j)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, the Collateral, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;
(k)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (or on such later date as the Administrative Agent may reasonably agree), unaudited consolidating financial information of the Parent Borrower and its Subsidiaries as of the end of and for such period in form consistent with the financial information provided by the Parent Borrower to the Administrative Agent prior to the Closing Date or in such other format as the Parent Borrower and the Administrative Agent may reasonably agree; provided that such financial information shall include balance sheet and profit and loss information but shall not be required to include any cash flow information unless cash flow information has been prepared by the Parent Borrower or its applicable Subsidiaries for any such period;
(l)    promptly, a Perfection Certificate or a supplement to the Perfection Certificate, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and
(m)    as soon as available, and in any event no later than the twentieth (20th) day after the end of each fiscal month (or, if such day is not a Business Day, the immediately succeeding Business Day), a Term Loan Borrowing Base Certificate, showing the Term Loan Borrowing Base as of the close of business on the last day of such fiscal month.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower's website on the Internet at the website address listed on Schedule 10.02, if any; or (y) on which such documents are posted on the Parent Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent) or posted on the website of the SEC at http://www.sec.gov/; provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify (which may be by facsimile or by customary electronic or internet postings) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery to it or maintaining its copies of such documents.

Section 6.03.    Notices. Promptly after any Responsible Officer obtaining knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    (i) of any Environmental Action that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and
(e)    of all actions, suits, or proceedings brought against the Parent Borrower or any of its Subsidiaries before any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03, other than notices under clause (d) above, shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 6.04.    Payment of Taxes. Pay and discharge as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or such Subsidiary and (b) the failure to so pay or discharge could not in the aggregate reasonably be expected to result in tax liabilities in excess of $5,000,000 unless such liabilities are otherwise subject to a Permitted Protest.
Section 6.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.06.    Maintenance of Properties. Subject to Section 7.05, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07.    Maintenance of Insurance. (a) Maintain insurance with financially sound and reputable insurance companies covering such liabilities, losses or damages, and in such amounts, as is customarily carried by Person engaged in the same or similar businesses that are similarly situated and located and (b) maintain flood insurance on all real property constituting Collateral, from such providers, in amounts and on terms in accordance with the Flood Insurance Laws or as otherwise satisfactory to all Lenders. Subject to the proviso to Section 4.01(c) with respect to delivery of endorsements with respect to insurance policies in effect on the Closing Date, all property insurance policies are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender's loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and such other provisions reasonably sufficient to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Administrative Agent promptly (but in any event within 15 Business Days of the issuance or applicable amendment of any insurance policy), with lender's loss payable and additional insured endorsements, as applicable, in favor of the Administrative Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation; provided, that such prior written notice shall not be required with respect to any insurance policy (other than a property insurance policy) to the extent the relevant insurer does not provide such written notice. If the Parent Borrower or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent may, with prior notice to the Parent Borrower, arrange for such insurance, but at the Parent Borrower’s expense and without any responsibility on the Administrative Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
Section 6.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 6.09.    Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct entries in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent Borrower or such Subsidiary, as the case may be.
Section 6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender at the Lender's own expense to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable governmental confidentiality and secrecy laws and requirements), and to discuss its affairs, finances and accounts with its directors and officers and to use commercially reasonable efforts to make its independent public accountants available to discuss its affairs, finances and accounts, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default; provided, further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. For the avoidance of doubt, this Section 6.10 does not govern field examinations or appraisals, which are governed by Section 6.16.
Section 6.11.    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including, (i) to refinance in part amounts outstanding under the Existing Credit Agreement, (ii) to pay fees, costs and expenses in connection with the Transactions and (iii) for other lawful corporate purposes; provided that (A) no part of the proceeds of the Loans made to the Parent Borrower hereunder will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB and no part of the proceeds of any Loan will be used, directly or indirectly, to fund or finance any transaction that is prohibited by Sanctions or in any manner which would result in the Parent Borrower or any of its Subsidiaries being in breach of Sanctions or becoming a Restricted Party, or in any other manner that would result in a violation of Sanctions by any Person, and (B) that no part of the proceeds of any Loan will be used, directly or indirectly, for any purpose which would breach any Anti-Corruption and Anti-Money Laundering Law.
Section 6.12.    Covenant to Guarantee Obligations and Give Security.
(a)    Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Specified Event of Default or (y) (i) the delivery of the report (the "Collateral Report") required to be delivered pursuant to Section 6.02(g) indicating new Collateral or locations or the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Material Subsidiary (other than an Excluded Subsidiary), (ii) the delivery of a Compliance Certificate indicating that a Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, or (iii) the acquisition of any real property by any Domestic Loan Party having a book value of $10,000,000 or more and such real property, in the judgment of the Administrative Agent, is not already subject to a perfected Requisite Priority security interest (subject to Specified Statutory Liens and the Intercreditor Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties, unless expressly excluded from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, then the Parent Borrower shall, in each case at its own expense:
(i)    in connection with the formation or acquisition of a Domestic Subsidiary that is a Material Subsidiary (other than an Excluded Subsidiary) or the determination that any Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an

Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after the delivery of the Collateral Report or Compliance Certificate, request, or the acquisition or formation of such Subsidiary, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary that is the Parent Borrower or a Domestic Subsidiary and not an Excluded Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties' obligations under the Loan Documents;
(ii)    within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or after the delivery of the Collateral Report or such Compliance Certificate, furnish to the Administrative Agent a description of the owned real properties so acquired having a book value (or in the case of a Specified Event of Default, fair market value) of $10,000,000 or more and, in the case of a Specified Event of Default, other properties of the Loan Parties so acquired or upon which the Administrative Agent does not have a valid, perfected Lien, unless expressly excluded from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, in each case in detail reasonably satisfactory to the Administrative Agent;
(iii)    within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or formation or after the delivery of the Collateral Report or such Compliance Certificate, duly execute and deliver, and cause each such new Loan Party to duly execute and deliver, to the Administrative Agent Mortgages, pledges, assignments, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Sections 4.01(c)(iv) and (v), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties; provided, that such Pledged Equity and instruments shall not be required to be delivered to the Administrative Agent to the extent such Pledged Equity and instruments are delivered to the ABL Revolving Agent in accordance with the Intercreditor Agreement;
(iv)    within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or after the delivery of the Collateral Report or such Compliance Certificate, take, and cause such new Loan Party to take, whatever action (including the recording of Mortgages and the filing of Uniform Commercial Code financing statements) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) a perfected security interest with the Requisite Priority (subject to Permitted Liens and the Intercreditor Agreement) on the properties purported to be subject to the Mortgages, pledges, assignments, Security Agreement Supplements and security agreements delivered pursuant to this

Section 6.12, enforceable against all third parties in accordance with their terms (subject to the Intercreditor Agreement);
(v)    within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) after such request or the consummation of such acquisition or formation or after the delivery of the Collateral Report or such Compliance Certificate, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the Loan Documents contained in clauses (i), (iii) and (iv) above; and
(vi)    promptly execute and deliver any and all further instruments and documents and take all such other actions as required by the Security Agreement and at any time and from time to time as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, pledges, assignments, Security Agreement Supplements and security agreements;
provided that, notwithstanding the foregoing, no real property shall be taken as Collateral unless the Lenders receive forty-five (45) days advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Insurance Laws or as otherwise satisfactory to such Lender; provided further that the failure of any real property to be taken as Collateral in accordance with the preceding proviso shall not constitute a Default or Event of Default hereunder.
(b)    Any Subsidiary or Excluded Joint Venture that is not a Guarantor that becomes a guarantor with respect to any Material Debt of any Loan Party shall comply with Section 6.12(a) as if it were a newly formed Domestic Subsidiary of a Loan Party; provided that no actions in any jurisdiction outside of the United States, documents governed by foreign law or action are necessary to create or perfect any security interest in assets located or titled outside of the United States shall be required.
Section 6.13.    Further Assurances. Promptly upon the reasonable request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re‑record, file, re‑file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
Section 6.14.    Preparation of Environmental Reports. At the request of the Administrative Agent, reasonably promptly after the Administrative Agent shall have obtained knowledge of any circumstances that has the reasonable likelihood of the Parent Borrower or any of the Subsidiaries incurring any Environmental Liability that could reasonably be expected to result in a Default or a Material Adverse Effect as a result of any information provided under Section 6.02(f) or (j) or Section 6.03(a) or (b) hereunder or through other publicly available information filed with the SEC, the Parent Borrower shall provide to the Lenders within 60 days after such request (or such later date as the Administrative Agent may agree in its sole discretion), at the expense of the Parent Borrower, an environmental site assessment report of a scope that is reasonable under the circumstances for any of its properties described in such request that are the subject matter associated with such Default or Material Adverse Effect, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating, if relevant to such matter, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Parent Borrower, and the Parent Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant reasonable access at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non‑exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment subject to government approvals, if such approvals are required. The Parent Borrower shall take all reasonable steps to obtain any such required government approvals. Each Loan Party will, and will cause each of its Subsidiaries to keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, in each case, except as could not reasonably be expected to result in a Material Adverse Effect).
Section 6.15.    OFAC; Sanctions and Anti-Corruption and Anti-Money Laundering Laws. Conduct its business in compliance with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. The Parent Borrower, on behalf of itself and its Subsidiaries shall implement and maintain in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Sanctions and Anti-Corruption and Anti-Money Laundering Laws. Neither the Parent Borrower nor any of its Subsidiaries shall fund any payment under this Agreement or any other Loan Document with proceeds derived from a transaction prohibited by Sanctions or Anti-Corruption and Anti-Money Laundering Laws or any manner that would cause the Parent Borrower or any of its Subsidiaries to be in breach of Sanctions or Anti-Corruption and Anti-Money Laundering Laws.

Section 6.16.    Appraisals and Field Examinations. The Parent Borrower and the Subsidiaries will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants and appraisers retained by the Administrative Agent) to conduct appraisals of M&E and Intellectual Property, field examinations and business valuations of the Loan Parties, all at such time or times as may be requested by the Administrative Agent in its Permitted Discretion; provided, that if the ABL Term Loan Agent is permitted to conduct more frequent appraisals or field examinations, the Administrative Agent shall be permitted to conduct the same frequency of appraisals or field examinations; provided, further, that, notwithstanding anything to the contrary in Section 10.04 or any other Loan Document, (i) unless an Event of Default has occurred, no more than one appraisal of M&E, one appraisal of Intellectual Property, one field examination and one business valuation in any calendar year shall be at the expense of the Loan Parties, (ii) after the occurrence of and during the occurrence of an Event of Default, all business valuations, field examinations and appraisals shall be at the expense of the Loan Parties, and (iii) in the event that the Parent Borrower or any Subsidiary shall have consummated an Acquisition, without limitation of the foregoing the Parent Borrower may request that the Administrative Agent conduct or cause to be conducted (and, commercially and reasonably promptly upon such request, the Administrative Agent shall commence or cause to be commenced) an appraisal with respect to the M&E and Intellectual Property acquired by the Loan Parties as a result thereof, and any such appraisals shall be at the expense of the Loan Parties (and shall not count towards the limit set forth in the immediately preceding proviso); provided, further, that as long as no Event of Default has occurred and as long as such appraisals, field examinations, business valuations and other inspections are conducted or obtained by the ABL Revolving Agent or ABL Term Loan Agent at least once in each calendar year (with professionals reasonably satisfactory to the Administrative Agent, and in scope and methodology reasonably satisfactory to the Administrative Agent, in each case, in the Administrative Agent’s Permitted Discretion), the Administrative Agent shall not exercise its rights to obtain such appraisals, field examinations and business valuations hereunder, so long as the ABL Revolving Agent or ABL Term Loan Agent, as the case may be, furnishes a copy of such appraisal, field examination or business valuation to the Administrative Agent (which the Loan Parties shall direct and authorize the ABL Revolving Agent and the ABL Term Loan Agent to so do). For the avoidance of doubt, (i) the Administrative Agent may conduct business evaluations, field examinations and appraisals in addition to those set forth in the immediately preceding sentence, but such additional business evaluations, field examinations and appraisals shall not be at the expense of the Loan Parties and (ii) if the ABL Revolving Agent, ABL Term Loan Agent and the Parent Borrower fail to furnish at least one appraisal of M&E and one appraisal of Intellectual Property in any calendar year (which appraisals shall in each case be dated as of a date which is no more than fifteen (15) months from the previous appraisal received by the Administrative Agent), the Administrative Agent shall be permitted to conduct one of each such appraisals at the Parent Borrower’s expense (or may be reimbursed for one of each such appraisals conducted at its own expense during such calendar year). For purposes of this paragraph, it is understood and agreed that a single business evaluation, field examination or appraisal may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. The Parent Borrower acknowledges that the Administrative Agent, after exercising its rights under this Section, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties' assets for internal use by the Administrative Agent and the Lenders.

Section 6.17.    Deposit Accounts; Securities Accounts.
(a)    [Reserved.]
(b)    [Reserved.]
(c)    The Parent Borrower shall, and shall cause the other Domestic Loan Parties to cause each Deposit Account (excluding any Excluded Deposit Account) of a Domestic Loan Party and each Securities Account (excluding any Excluded Securities Account) of a Domestic Loan Party to be subject to a Control Agreement (i) within 120 days in the case of any Deposit Account or Securities Account acquired as part of a Permitted Acquisition, with such period being deemed to begin on the date of the acquisition of such Deposit Account or Securities Account or (ii) within 30 days in the case of any Deposit Account or Securities Account created after the Closing Date, with such period deemed to begin on the date of the creation of such Deposit Account or Securities Account.
(d)    Each Control Agreement shall (unless otherwise reasonably agreed by the Administrative Agent) provide, among other things, that (i) the applicable bank or securities intermediary will comply with any instructions originated by the Administrative Agent directing the disposition of the funds in applicable Deposit Account or Securities Account subject to such Control Agreement, without further consent by the applicable Domestic Loan Party and (ii) the applicable bank or securities intermediary waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Deposit Account or Securities Account other than for (A) payment of its service fees and other charges directly related to the administration of such Deposit Account, (B) returned checks or other items of payment and (C) other customary items.
(e)    So long as no Default or Event of Default has occurred and is continuing and subject to compliance with Section 6.17(a) of this Agreement, the Parent Borrower may amend Schedule 6.17 to add or replace a bank or securities intermediary and shall upon such addition or replacement provide to the Administrative Agent an amended Schedule 6.17; provided, however, that, other than in the case of Deposit Accounts or Securities Accounts acquired as part of a Permitted Acquisition prior to the time of the opening of such Deposit Account (excluding any Excluded Deposit Account) or Securities Account (excluding any Excluded Securities Account), the applicable Domestic Loan Party, the applicable bank or securities intermediary and the Administrative Agent shall have executed and delivered a Control Agreement.
Section 6.18.    Inventory and M&E.
(a)    The Parent Borrower shall, and shall cause each Domestic Loan Party to, use their commercially reasonable efforts to obtain a Collateral Access Agreement with respect to each location from time to time set forth on Schedule 6.18 that is a leased real property where any Inventory or M&E is located or where any warehouseman, bailee or consignee has possession of any Inventory or M&E, and in each case such Inventory or M&E has a Value in excess of $10,000,000 (i) in the case of any such location set forth on such Schedule 6.18 on the Closing Date, as promptly as reasonably practicable after the Closing Date and, in any event, within 60 days after the Closing

Date (or such later date as the Administrative Agent shall agree in its sole discretion) and (ii) in the case of any such location added to such Schedule 6.18 after the Closing Date pursuant to clause (b) below where Inventory and M&E with a Value in excess of $10,000,000 is located, as promptly as reasonably practicable thereafter and, in any event, within 60 days thereafter (or such later date as the Administrative Agent shall agree in its sole discretion).
(b)    The Domestic Loan Parties shall maintain their Inventory (other than in-transit Inventory and immaterial amounts of Inventory and M&E) solely at one or more locations set forth on Schedule 6.18; provided that the Domestic Loan Parties may also maintain their Inventory and M&E at such other locations in the United States as may have been specified in writing by the Parent Borrower to the Administrative Agent, which notice (i) contains all the information with respect to such location contemplated to be provided with respect to a location by Schedule 6.18 (and, upon delivery of such notice, Schedule 6.18 shall be deemed to have been supplemented to set forth each such newly specified location) and (ii) in the case of any such location that is not owned in fee by the Domestic Loan Parties, is accompanied by a copy of the warehouse, fulfillment, distribution or other bailee agreement governing the maintenance of Inventory and M&E by the applicable Domestic Loan Party at such location. On Schedule 6.18, the Parent Borrower shall identify the locations for which a Collateral Access Agreement is required hereunder and the locations for which a Collateral Access Agreement is not required hereunder.
Section 6.19.    Post-Closing Covenants. Within the time periods set forth on Schedule 6.19 (or such later period agreed to by the Administrative Agent), the Parent Borrower shall and shall cause its Subsidiaries to comply with the covenants set forth on Schedule 6.19.
ARTICLE VII
NEGATIVE COVENANTS
Until the Obligations have been Paid in Full, the Parent Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 7.02(e), (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);
(c)    Liens for taxes, assessments or governmental charges which are not yet due, which have become due but are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; provided that the aggregate amount secured by Liens permitted under this clause (c) does not exceed $5,000,000 in the aggregate unless subject to a Permitted Protest;
(d)    landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), construction bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    (i) easements, rights‑of‑way, zoning, encroachments, protrusions and similar restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and (ii) with respect to the Mortgaged Properties, Permitted Liens; provided, further, that if a Loan Party or any Subsidiary is permitted to create or suffer any of the Permitted Liens described in this Section 7.01(g) that have been or will be recorded against the applicable property after the Closing Date, the Administrative Agent shall subordinate the Lien of the Mortgage to such Permitted Lien, promptly after any such written request by a Loan Party or a Subsidiary, as applicable;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i)    Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and products thereof, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (except for accessions to such assets); provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(j)    Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Parent Borrower or any Subsidiary of the Parent Borrower or becomes a Subsidiary of the Parent Borrower or on any property acquired, in each case, in connection with any Acquisition permitted under Section 7.03(f); provided that (A) such Liens were not created in contemplation of such merger, consolidation or Investment, (B) such Liens do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Parent Borrower or such Subsidiary and (C) the obligations secured thereby are permitted under Section 7.02(i);
(k)    (i) Liens created by any Domestic Loan Party in favor of any other Domestic Loan Party and (ii) Liens created by any Subsidiary that is not a Domestic Loan Party in favor of the Parent Borrower or any other Subsidiary;
(l)    [reserved];
(m)    Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a Governmental Party by operation of Parts 32 and 45 of the Federal Acquisition Regulation, all implementing contract provisions at Part 52, and any corresponding provisions in any applicable agency Federal Acquisition Regulation Supplement in connection with the performance by the Parent Borrower or the Subsidiaries under a Government Contract (and not arising out of a default under such Government Contract);
(n)    other Liens securing obligations outstanding in an aggregate amount not to exceed $50,000,000;
(o)    Liens on any segregated and identifiable proceeds of any assets subject to a Lien permitted by the foregoing clauses of this Section 7.01 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law;
(p)    Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker's liens, rights of set‑off or similar rights;
(q)    Liens on assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Foreign Subsidiary (or of another Foreign Subsidiary) that are permitted to be incurred under this Agreement;
(r)    Liens securing Indebtedness permitted under Section 7.02(m), which may be secured by the Collateral; provided that the relative Lien priority thereof is set forth in the Intercreditor Agreement; and
(s)    Liens securing Indebtedness permitted under Section 7.02(n), which may be secured by the Collateral; provided that the relative Lien priority thereof is set forth in the Intercreditor Agreement.
Notwithstanding anything herein or any other Loan Document to the contrary, so long as any Obligations and/or ABL Term Loan Obligations remain outstanding, the Parent Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any real estate owned by any Loan Party, except for Liens securing the Obligations, the ABL Revolving Loan Obligations and the ABL Term Loan Obligations.
Section 7.02.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents and the other Obligations;
(b)    Indebtedness of the Parent Borrower under the Senior Notes and guarantees thereof by the Guarantors and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)    so long as (i) no Default is continuing or would result therefrom and (ii) after giving pro forma effect to the incurrence thereof, the Payment Conditions are satisfied, Indebtedness of any Loan Party in the aggregate amount for all Loan Parties not to exceed $350,000,000 that (A) is unsecured or subordinated in right of payment to the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent, (B) has a scheduled maturity no earlier than the date that is 91 days after the latest Maturity Date of the Term Loan Facility, (C) has no scheduled amortization or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (D) has covenants and defaults that are customary for similar Indebtedness in light of then prevailing market conditions and (E) which may be guaranteed by the Loan Parties (if applicable, on the same subordination terms) as in clause (A) above; provided, that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Parent Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Parent Borrower at any time or (y) in cash only if exercisable by the Parent Borrower or the holders thereof after a date that is 6 months after the latest Maturity Date of the Term Loan Facility at such time;
(d)    [reserved];
(e)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.02(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), covenants and events of default in the documentation governing any such extending, refunding or refinancing Indebtedness shall not be materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced;

(f)    (i)  Guarantees of the Parent Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Parent Borrower or any Subsidiary and (ii) unsecured Indebtedness (A) of any Domestic Loan Party owing to any other Domestic Loan Party, (B) of any Subsidiary that is not a Domestic Loan Party owed to (1) any other Subsidiary that is not a Domestic Loan Party or (2) any Domestic Loan Party in respect of an Investment permitted under Section 7.03(b) and (C) of any Domestic Loan Party to any Subsidiary which is not a Domestic Loan Party; provided that all such Indebtedness of any Domestic Loan Party in this clause (f)(ii)(C) must be expressly subordinated to the Obligations pursuant to an Intercompany Subordination Agreement;
(g)    Indebtedness in respect of Capitalized Leases, Synthetic Leases and purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 7.01(i); provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;
(h)    obligations in respect of surety bonds and similar instruments (excluding letters of credit, bank guaranties and bankers' acceptances) incurred in the ordinary course of business;
(i)    Indebtedness (including, for the avoidance of doubt, any earn-outs that constitute Indebtedness) assumed in connection with or resulting from an Acquisition permitted under Section 7.03; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Acquisition (other than any earn-outs) and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $50,000,000 (in the aggregate for the Parent Borrower and all Subsidiaries); provided that for purposes of determining the amount of any uncapped earn-out included in Indebtedness for purposes of this $50,000,000 limitation, such calculation shall be made in the reasonable determination of the Parent Borrower;
(j)    Indebtedness of Foreign Subsidiaries not guaranteed by any Loan Party incurred or assumed in connection with, or resulting from, an Acquisition permitted under Section 7.03 in an aggregate principal amount outstanding at any time not to exceed $250,000,000;
(k)    Indebtedness not otherwise permitted by this Section 7.02 in an aggregate principal amount outstanding at any time not to exceed $50,000,000;
(l)    Indebtedness incurred in connection with Swap Contracts not prohibited under Section 7.14;
(m)    (i) Indebtedness incurred under the ABL Revolving Credit Agreement in an aggregate principal amount not to exceed $450,000,000 as such amount may be increased from time to time pursuant to Section 2.14 of the ABL Revolving Credit Agreement (as in effect on the date hereof), (ii) Guarantees of any Indebtedness permitted under clause (i) above by any Loan Party and (iii) Bank Product Obligations (as defined, and permitted to be incurred, under the ABL Revolving Credit Agreement (as in effect on the date hereof)); and

(n)    (i) Indebtedness incurred under the ABL Term Loan Credit Agreement on the Closing Date in an aggregate principal amount not to exceed $109,343,000, (ii) Guarantees of any Indebtedness permitted under clause (i) above by any Loan Party and (iii) Bank Product Obligations (as defined, and permitted to be incurred, under the ABL Term Loan Credit Agreement (as in effect on the date hereof)).
Section 7.03.    Investments. Make or hold any Investments, except:
(a)    Investments held by the Parent Borrower or a Subsidiary in the form of cash or Cash Equivalents; provided that notwithstanding any other provision of this Agreement or any other Loan Document, no more than $10,000,000 in the aggregate shall be held in Deposit Accounts or Securities Accounts owned by the Domestic Loan Parties outside the United States;
(b)    (i) Investments of the Parent Borrower in any Domestic Loan Party, (ii) Investments of any Domestic Loan Party in any other Domestic Loan Party or of any Specified Foreign Subsidiary in any other Loan Party, (iii) Investments by Subsidiaries that are not Loan Parties in any Loan Party or any other Subsidiary, (iv) Investments existing on the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party and (v) Investments by any Domestic Loan Party in any Subsidiary that is not a Domestic Loan Party; provided that Investments under this clause (b)(v) shall not at any time exceed $25,000,000 plus the amount of advances made in the ordinary course of business of such Domestic Loan Party to cover matters of such Subsidiary that are treated as expenses for such Subsidiary for accounting purposes and that are made in the ordinary course of business of such Subsidiary; provided further that no Investments of Intellectual Property that result in the transfer of Intellectual Property from a Domestic Loan Party to a Person that is not a Domestic Loan Party may be made under this clause (b)(v);
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)    Investments existing on the Closing Date and set forth on Schedule 7.03(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.03;
(e)    Investments in Swap Contracts in the ordinary course of business not prohibited under Section 7.14;
(f)    Investments consisting of Permitted Acquisitions;
(g)    Investments by the Parent Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $50,000,000; provided that, with respect to each Investment made pursuant to this Section 7.03(g):

(i)    such Investment shall be in Persons, property and assets that comply with Section 7.07;
(ii)    any determination of the amount of such Investment shall include all cash consideration and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Parent Borrower and its Subsidiaries in connection with such Investment; and
(iii)    immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing;
provided further that no Investments of Intellectual Property that result in the transfer of Intellectual Property from a Domestic Loan Party to a Person that is not a Domestic Loan Party may be made under this clause (g).
(h)    Investments by the Parent Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Multiemployer Plan;
(i)    Investments in connection with the Transactions;
(j)    Guarantees permitted by Section 7.02; and
(k)    other Investments (other than Acquisitions) by the Parent Borrower and its Subsidiaries not otherwise permitted by this Section 7.03; provided that, immediately before and immediately after giving pro forma effect to such Investment, the Payment Conditions shall be satisfied at such time; provided further that no Investments of Intellectual Property that result in the transfer of Intellectual Property from a Domestic Loan Party to a Person that is not a Domestic Loan Party may be made under this clause (k).
Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge or consolidate with (i) the Parent Borrower, so long as the Parent Borrower is the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Domestic Loan Party (other than the Parent Borrower) is merging or consolidating with another Subsidiary, a Domestic Loan Party (or, if a Specified Foreign Subsidiary is merging or consolidating into another Subsidiary, a Domestic Loan Party or another Specified Foreign Subsidiary) shall be the continuing or surviving Person unless at the time of such merger or consolidation an Investment in an amount equal to the fair market value of the applicable Loan Party would be permitted to be made under Section 7.03;

(b)    (i) any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Domestic Loan Party and (ii) any Specified Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Specified Foreign Subsidiary;
(c)    any Subsidiary which is not a Loan Party may Dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party (including, for the avoidance of doubt, as a result of a Disposition which is in the nature of a liquidation);
(d)    in connection with any Acquisition permitted under Section 7.03(f), any Subsidiary of the Parent Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;
(e)    any Subsidiary may engage in transactions in connection with the Transactions; and
(f)    the Parent Borrower or any Subsidiary may make any Disposition permitted by Section 7.05 (other than Section 7.05(e)(i)).
Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a "plan of division" as contemplated under the Delaware Limited Liability Company Act or otherwise), unless any limited liability companies formed as a result of such division complies with the obligations set forth in Section 6.12 and the other further assurances obligations set forth in the Loan Documents and becomes a Guarantor under this Agreement and the other Loan Documents.
Section 7.05.    Dispositions. Make any Disposition, except:
(a)    Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Parent Borrower in good faith determines is no longer used or useful in the conduct of the business of the Parent Borrower and its Subsidiaries;
(b)    Dispositions of Inventory and immaterial assets in the ordinary course of business;
(c)    [Reserved];
(d)    Dispositions of property by (i) the Parent Borrower to any Guarantor (other than the Specified Foreign Subsidiaries) and (ii) any Subsidiary to the Parent Borrower or to a wholly‑owned Subsidiary; provided that for Dispositions described in clause (ii) above, if the transferor of such property is a Domestic Loan Party, (x) the transferee thereof must either be the Parent Borrower or another Domestic Loan Party and (y) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;
(e)    (i) Dispositions permitted by Section 7.04 (other than Section 7.04(f)) and (ii) the grant of any Lien permitted by Section 7.01;

(f)    (i) Dispositions of cash or Cash Equivalents not otherwise prohibited by this Agreement or any other Loan Document and (ii) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(g)    Non‑exclusive licenses of IP Rights in the ordinary course of business;
(h)    concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an operating lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable governmental pricing of such assets;
(i)    Dispositions by the Parent Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of the entry into the definitive agreement for such Disposition, no Default shall exist, (ii) the price for such asset shall be paid to the Parent Borrower or such Subsidiary for at least 75% cash consideration, (iii) the Payment Conditions are satisfied at the time of the entry into the definitive agreement for such Disposition (after giving pro forma effect to such Disposition as if effected immediately prior to such time) and (iv) upon the consummation of the Disposition either (A) the Payment Conditions are satisfied (after giving pro forma effect to such Disposition as if effected immediately prior to such time) or (B) the conditions set forth in clause (v)(B) of Section 7.05(i) of the ABL Revolving Credit Agreement (as in effect on the date hereof) have been satisfied; and
(j)    Dispositions of the Savage Business Line so long as 100% of the Net Cash Proceeds of such Dispositions are used to prepay Obligations, ABL Term Loan Obligations and ABL Revolving Loan Obligations in accordance with Section 2.05(b)(ii);
provided, however, that any (x) Disposition pursuant to Section 7.05(a)(ii), Section 7.05(b) through Section 7.05(f) (other than Section 7.05(d) and Section 7.05(e)(ii)), Section 7.05(i) and Section 7.05(j) shall be for fair market value, (y) any Disposition of Equity Interests in a Subsidiary pursuant to Section 7.05(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 7.03(g) or (k), and (z) any Disposition of assets to another Person pursuant to Section 7.05(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 7.03(g) or (k); provided, further, that no assets shall be Disposed of under Section 7.05(i) in connection with an asset securitization transaction; and provided, further, that if any Disposition of Intellectual Property made under this Section 7.05, either individually or together with other Dispositions of Intellectual Property since the “through date” of the most recent Term Loan Borrowing Base Certificate delivered to the Administrative Agent, would result in the elimination from the Term Loan Borrowing Base of Intellectual Property constituting five percent (5%) or more of the amount of the Term Loan Borrowing Base (on a net basis, after giving effect to all advance rates and Net Orderly Liquidation Values) in effect immediately prior to giving effect to such Disposition, then the Parent Borrower shall (x) prior to the consummation of such Disposition, deliver to the Administrative Agent an updated Term Loan Borrowing Base Certificate that reflects the removal of such Intellectual Property from the Term Loan Borrowing Base, and (y) if a mandatory prepayment would be required under Section 2.05(b)(i) after giving pro forma effect to such updated Term Loan Borrowing Base Certificate, then either prior to or substantially concurrently with the consummation of such Disposition, the Parent Borrower shall make such mandatory prepayment.
Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    each Subsidiary may make Restricted Payments to the Parent Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non‑wholly-owned Subsidiary, to the Parent Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);
(b)    each of the Parent Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    each of the Parent Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and
(d)    the Parent Borrower may make Restricted Payments so long as (i) the Material Debt Documents then outstanding, if any, would permit such Restricted Payment and (ii) the Payment Conditions are satisfied.
Section 7.07.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Subsidiaries on the Closing Date or any business reasonably similar, incidental or complementary thereto and reasonable extensions thereof.
Section 7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent Borrower or such Subsidiary as would be obtainable by the Parent Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties and transactions between and among Subsidiaries that are not Loan Parties, (b) Restricted Payments permitted to be made pursuant to Section 7.06, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Parent Borrower or such Subsidiary, (d) the grant of stock options or similar rights to employees and directors of the Parent Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Parent Borrower, (e) loans or advances to employees in the ordinary course of business in accordance with past practices of the Parent Borrower and its Subsidiaries to the extent permitted under Section 7.03, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Parent Borrower and its Subsidiaries who are not employees of the Parent Borrower or its Subsidiaries, and (g) the Transactions.
Section 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Parent Borrower or any Guarantor or to otherwise transfer property to or to make Investments in the Parent Borrower or any Guarantor, except for (A) any agreement in effect on the Closing Date or at the time any Subsidiary becomes a Subsidiary of the Parent Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent Borrower, (B) any agreement representing Indebtedness of a Subsidiary of the Parent Borrower which is not a Loan Party which is permitted by Section 7.02 and (C) any agreement in connection with a Disposition permitted by Section 7.05 (solely with respect to assets subject to such Disposition), (ii) of any Subsidiary to Guarantee the Indebtedness of the Parent Borrower other than the ABL Revolving Loan Documents, the ABL Term Loan Documents and the Senior Notes Indenture, in each case as in effect on the date hereof and any document governing Indebtedness permitted under Section 7.02(c) or (d) or (i), so long as the applicable provisions thereof are no more restrictive in any material respect, taken as a whole, than the Senior Notes, the ABL Revolving Loan Documents, the ABL Term Loan Documents and this Agreement or (iii) of the Parent Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens securing the Obligations on property of such Person other than (A) any document governing Indebtedness permitted under Section 7.02(g), solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (C) any agreement representing Indebtedness of a Subsidiary of the Parent Borrower that is not a Loan Party which is permitted by Section 7.02, solely to the extent that such restriction applies only to property of such Subsidiary that secured such Indebtedness, (D) restrictions arising in connection with cash or other deposits permitted under Section 7.01(e), (f) or (p) and limited to such cash or deposit, (E) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (F) the Senior Notes Indenture, (G) the ABL Revolving Loan Documents, or (H) the ABL Term Loan Documents, or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
Section 7.10.    Financial Covenants.
(a)    At any time fail to maintain Excess Availability of at least $45,000,000.
(b)    Beginning with the fiscal quarter of the Parent Borrower ending March 31, 2019, permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.15:1.00.
Section 7.11.    Amendments of Organization Documents. Amend any of its Organization Documents in a manner that materially adversely affects the rights of the Administrative Agent or the Lenders under the Loan Documents on their ability to enforce the same.

Section 7.12.    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (b) fiscal year.
Section 7.13.    Prepayments, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except the refinancing of subordinated Indebtedness with other Indebtedness to the extent permitted under Section 7.02(c) or to the extent the Payment Conditions are satisfied.
Section 7.14.    Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving Hedge Agreements, including commodity options or futures contracts, which are speculative in nature.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01.    Events of Default. Any of the following shall constitute an "Event of Default":
(a)    Non‑Payment. The Parent Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within 3 Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.02(b), 6.02(c), 6.02(e), 6.02(g), 6.02(h), 6.02(j), 6.02(k), 6.07, 6.11, 6.15 or Article VII or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(d), 6.02(f), 6.02(i), 6.03(a), 6.05(a), 6.10, 6.12, 6.16, 6.17 or 6.19 (and such failure under this clause (ii) continues for a period of 5 Business Days); or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party shall have become aware of each failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Loan Party herein, in any other Loan Document, or in any document or certificate delivered in connection herewith or therewith shall be incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified with "materiality" or "Material Adverse Effect" or similar terms in the text thereof) when made or deemed made; or

(e)    Cross‑Default. Any Loan Party or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any applicable grace period in respect of any ABL Term Loan Obligations, any ABL Revolving Loan Obligations or any other Indebtedness (including Swap Contracts) or Guarantee of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to the ABL Term Loan Obligations, the ABL Revolving Loan Obligations or any such other Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or otherwise relating to the ABL Term Loan Obligations, the ABL Revolving Loan Obligations or such other Indebtedness, or any other event occurs (other than any termination event or analogous provision in any Swap Contract), the effect of which default or other event is to cause, or to permit, irrespective of whether exercised, the holder or holders of the ABL Term Loan Obligations, the ABL Revolving Loan Obligations or such other Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, the ABL Term Loan Obligations, the ABL Revolving Loan Obligations or such other Indebtedness to be demanded or to become due or to be accelerated, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem the ABL Term Loan Obligations, the ABL Revolving Loan Obligations or such other Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(f)    Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party or Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days or an order for relief is entered in any such proceeding or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, (or an order for relief is entered in any such proceeding); or
(g)    Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of the potential claim and has not denied coverage) and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or the Payment in Full of the Obligations, ceases to be in full force and effect; or any Loan Party or any of their Subsidiaries or any Governmental Authority contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or any Loan Party purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Document. Any Collateral Document shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected lien with the priority contemplated by the Collateral Documents (subject to Permitted Liens) on and security interest in the Collateral purported to be covered thereby or any Loan Party or any Governmental Authority shall so assert such invalidity or lack of perfection or priority of Collateral with an aggregate value in excess of $10,000,000, except to the extent that any such loss of perfection or priority results from the failure of any of the Administrative Agent, the ABL Revolving Agent or the ABL Term Loan Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or of the Administrative Agent to file Uniform Commercial Code continuation statements; or
(m)    Intercreditor Agreement. Any material provision of the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder.
Section 8.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and shall, at the request of the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent Borrower;

(c)    [reserved]; and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate and the unpaid Obligations shall automatically become due and payable.
Section 8.03.    Application of Funds. Subject to the Intercreditor Agreement, after an Application Event, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, Lender Group Expenses and other amounts (including Attorney Costs and amounts payable under Article III but otherwise excluding principal and interest under the Loans) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities, Lender Group Expenses and other amounts (including Attorney Costs and amounts payable under Article III but otherwise excluding principal and interest under the Loans), payable to the Lenders ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to pay the principal of all Term Loans, until paid in full;
Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
ARTICLE IX
ADMINISTRATIVE AGENT

Section 9.01.    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints GACP Finance Co., LLC, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and the Parent Borrower shall not have rights as a third party beneficiary of any of such provisions other than Section 9.09. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the "collateral agent" under the Loan Documents or a similar role under applicable Law, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as "collateral agent" and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co‑agents, sub‑agents and attorneys‑in‑fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of automatic stay provisions under any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower or a Lender; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the qualification of (or lapse of any qualification of) any cash or Cash Equivalents, Accounts or Inventory under the eligibility criteria set forth herein, other than eligibility criteria expressly referring to the matters described therein being acceptable or satisfactory to, or being determined by, the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Parent Borrower or any Lender as a result of (A) any determination of the Term Loan Borrowing Base or the component amounts of any of the foregoing, (B) the calculation of Excess Availability, (C) the terms and conditions of the Intercreditor Agreement or any component thereof or (D) the determination of whether the Payment Conditions have been satisfied.

Section 9.04.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06.    Resignation of the Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower at all times other than during the continuance of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank or another financial services company with an office in the United States, or an Affiliate of any such bank or financial services company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 9.06(a) (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest).
(b)    [Reserved].
(c)    With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Section 9.07.    Non‑Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08.    The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid the Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall promptly be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 9.09.    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, subject to the Intercreditor Agreement,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Payment in Full of the Obligations, (ii) that is Disposed of or to be Disposed of to a Person if the Parent Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) if such property is owned by any Guarantor that has been released from its obligations under the Guaranty pursuant to Section 9.09(b), (iv) to release any Liens on any property granted to or held by the Administrative Agent under any Loan Document that is or becomes an Excluded Asset (as defined in the Security Agreement), or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (and such additional Lenders if required pursuant to Section 10.01); provided, that the Lenders and the Administrative Agent agree that upon the occurrence of any such event in this clause (a), such Liens shall be automatically released;
(b)    to release any Guarantor from its obligations under the Guaranty (i) upon the Payment in Full of the Obligations, (ii) if the Parent Borrower certifies to the Administrative Agent (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) that (A) if such Person has ceased to be a Subsidiary as a result of a transaction permitted hereunder, or (B) such Guarantor has ceased to be a Domestic Subsidiary or a Specified Foreign Subsidiary or becomes a Subsidiary of a Foreign Subsidiary or FSHCO, in each case, as a result of a transaction permitted hereunder (or, in the case of a Specified Foreign Subsidiary, as contemplated by the definition thereof), or (iii) if approved, authorized or ratified in writing by the Required Lenders (and such additional Lenders if required pursuant to Section 10.01); provided, that the Lenders and the Administrative Agent agree that upon the occurrence of any event in this clause (b), such obligations under such Guaranty shall be released; and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g), (i), (r) or (s).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 9.10.    [Reserved.]Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
(a)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report in respect of the Loan Parties (each, a "Report") prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations and that the Administrative Agent or other Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Parent Borrower's and its Subsidiaries' books and records, as well as on representations of the Parent Borrower's personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.07, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Parent Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Parent Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing, (x) any Lender may from time to time request in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by any Loan Party to the Administrative Agent that has not been contemporaneously provided to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender and (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender's notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Parent Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party, the Administrative Agent promptly shall provide a copy of same to such Lender.
ARTICLE X
MISCELLANEOUS
Section 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless, in the case of this Agreement, in writing signed by the Required Lenders and the Parent Borrower and acknowledged by the Administrative Agent, and, in the case of any other Loan Document, in writing signed by the Parent Borrower (on behalf of each Loan Party, as applicable) and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)    postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend Section 2.08(b) or to waive any obligation of the Parent Borrower to pay interest or fees at the default rate or (ii) to amend any financial covenant hereunder (or any defined term used therein);
(d)    change any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(e)    other than in connection with the Payment in Full of the Obligations, release or subordinate the Administrative Agent's Lien on all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(f)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone);
(g)    amend, modify or waive any pro rata sharing provision of Section 2.09, 2.12 or 2.13 without the written consent of each Lender;
(h)    amend, modify or waive Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, or Sections 4.01(b) or (c) of the Intercreditor Agreement, without the written consent of each Lender adversely affected thereby;
provided, further, that (i) unless in writing and signed by the Administrative Agent in addition to the Required Lenders, as applicable, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification. In the event that any amendment or waiver to this Agreement or any Loan Document or any consent to departure therefrom has been requested, such consent, waiver or amendment requires the consent of each Lender or each affected Lender in accordance with the terms of Section 10.01 or all Lenders with respect to a certain class of the Loans, the consent or the agreement of the Required Lenders has been obtained and any applicable Lender does not agree to such amendment, waiver or consent, the Parent Borrower may replace any such Lender not agreeing to such amendment, waiver or consent in accordance with Section 10.16.
Notwithstanding anything to the contrary in this Section 10.01, each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, no modification of a Loan Document shall add, increase, renew or extend any Loan or Commitment hereunder (for the avoidance of doubt, excluding any continuation or conversion of Borrowings), until the completion of flood due diligence, documentation and coverage with respect to such Mortgaged Properties as required by Flood Insurance Laws or as otherwise reasonably requested by the Administrative Agent (or any Affiliate thereof); provided that the Administrative Agent (or applicable Affiliate thereof) shall use commercially reasonable efforts to complete all such flood diligence within ten (10) Business Days after the date the Parent Borrower delivers to the Administrative Agent (or applicable Affiliate thereof) all such information with respect to each Mortgaged Property as may be requested pursuant to this paragraph.
Notwithstanding anything to the contrary contained in this Section 10.01, the Parent Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least 5 Business Days' prior written notice thereof and the Administrative Agent shall not have received, within 5 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
Section 10.02.    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Parent Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower or the Administrative Agent.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e‑mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed and delivered by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    [Reserved].
(e)    Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower in the absence of gross negligence or willful misconduct.

All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(f)    Updated Notice Information, Etc. Each of the Parent Borrower and the Administrative Agent, may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Parent Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number, electronic mail address and telephone number to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
Section 10.03.    No Waiver; Cumulative Remedies. No failure by any Lender, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that, subject to the Intercreditor Agreement, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Parent Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable documented and invoiced out-of-pocket costs and expenses (A) incurred in connection with the development, preparation, negotiation, syndication (including cost and expenses relative to CUSIP, DXSyndicate™, SyndTrak and other communication costs)

and execution of the Fee Letter, this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including any due diligence expense, any costs of travel, meals and lodging and the Attorney Costs of one primary counsel to the Administrative Agent, if necessary, one local counsel to the Administrative Agent in each appropriate material jurisdiction (which may include a single counsel acting in multiple jurisdictions) and one specialty counsel to the Administrative Agent in each reasonably necessary specialty area, and (B) incurred in connection with each field examination or inventory appraisal (I) performed by the Administrative Agent in accordance with, and subject to the limitations set forth in Section 2.09 and Section 6.16 or for the establishment of electronic collateral reporting or (II) performed by consultants and appraisal firms employed by the Administrative Agent to perform field examinations or inventory appraisals in accordance with, and subject to the limitations set forth in, Section 6.16, (ii) [reserved], (iii) to pay or reimburse the Administrative Agent, or any Lender for all reasonable, documented and invoiced out‑of‑pocket costs and expenses required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced or incurred by the Administrative Agent or any Lender in accordance with the terms hereof, (iv) to pay or reimburse the Administrative Agent for its reasonable, documented and invoiced fees and charges imposed or incurred in connection with any background checks or OFAC/PEPE searches related to any Loan Party or its Subsidiaries, its customary fees and charges imposed by or incurred by the Administrative Agent resulting from the dishonor of checks payable to any Loan Party and customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Parent Borrower (whether by wire transfer or otherwise) together with any out-of-pocket costs and expenses incurred in connection therewith, and (v) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with correcting any Default and the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including the Attorney Costs of one primary counsel to the Administrative Agent and the Lenders, taken as a whole, one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each appropriate material jurisdiction (which may include a single counsel acting in multiple jurisdictions) and one specialty counsel to the Administrative Agent and the Lenders, taken as a whole, in each reasonably necessary specialty area (including insolvency law) (and, in case of an actual conflict of interest where a Lender has notified the Parent Borrower of the existence of such conflict, and thereafter retains its own counsel, any additional counsel to all similarly situated Lenders) during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated or advisor fees and expenses incurred in connection with a "workout", a "restructuring" or any proceeding under any Debtor Relief Law concerning any Loan Party or in exercising rights and remedies under the Loan Documents, or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceedings is brought, or in taking any enforcement or remedial action with respect of the Collateral. The foregoing costs and expenses shall include all search, filing, recording, title insurance, appraisal, telecommunication, environmental audit, photocopying, notarization, courier, messenger charges and fees and taxes related thereto, and other out‑of‑pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent in accordance with this Agreement. The costs, expenses, fees, charges and any other amounts described in this Section 10.04(a) shall be referred to as the "Lender Group Expenses".
(b)    Indemnification by the Parent Borrower. Whether or not the Transactions contemplated hereby are consummated, the Parent Borrower shall indemnify, defend and hold harmless the Administrative Agent (and any sub‑agent thereof), each Lender and each Related Party of any of the foregoing Persons (collectively the "Indemnitees") from and against any and all claims, damages, losses, liabilities, and related reasonable and documented and invoiced out-of-pocket expenses (including Attorney Costs of a single firm of counsel to the Indemnitees, taken as a whole, one local counsel to the Indemnitees, taken as a whole, in each reasonably necessary jurisdiction and one specialty counsel in each reasonably necessary specialty area for all such Indemnitees, taken as a whole (and, in the case of an actual conflict of interest where the Indemnitee retains its own counsel, of another firm of counsel for each such affected Indemnitee), that may be incurred by or asserted or awarded against any such Indemnitee, in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration (including any restructuring or work-out related thereto) of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby (including the Fee Letter) or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Parent Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Parent Borrower, any Subsidiary or any other Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability or related reasonable and documented or invoiced out-of-pocket expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Parties, (y) a material breach of such Indemnitee's or any of its Related Indemnified Party's obligations under this Agreement or any other Loan Document or (z) disputes solely among the Indemnitees not arising from or in connection with any act or omission by the Parent Borrower or any of its Affiliates (other than a dispute against the Administrative Agent in its capacity as such). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform in connection with this Agreement except as provided in Section 10.02(d), nor shall any Indemnitee have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.
(c)    Reimbursement by Lenders. The Administrative Agent may incur and pay Lender Group Expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Parent Borrower is obligated to reimburse the Administrative Agent or the Lenders for such expenses pursuant to this Agreement or otherwise. The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to the Lenders. In the event the Administrative Agent is not reimbursed for such costs and expenses by the Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to the Administrative Agent such Lender's ratable portion thereof. Each of the Lenders, on a ratable basis, shall indemnify and defend the Related Parties (to the extent not reimbursed by or on behalf of the Parent Borrower and without limiting the obligation of the Parent Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Parent Borrower. The undertaking in this Section 10.04(c) shall survive the Payment in Full of all Obligations and the resignation or replacement of the Administrative Agent.
(d)    Waiver of Consequential Damages, Etc. It is agreed that no party hereto shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any other party hereto or any other Indemnitee or any of their respective equity holders, Subsidiaries, Affiliates or creditors arising out of, related to or in connection with the performance of such party's obligations under this Agreement, any of the Loan Documents or any aspect of the Transactions, except to the extent of direct, as opposed to indirect, special, punitive or consequential, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such party's gross negligence, bad faith or willful misconduct; provided that nothing contained in this sentence shall limit the Parent Borrower’s indemnification obligations under Section 10.04(b) to the extent such indirect, special, punitive or consequential damages are included in a claim against an Indemnitee for which such Indemnitee is entitled to indemnification under Section 10.04(b). Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, including the Platform, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Party with respect to its performance of services hereunder as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand (accompanied by an invoice) therefor (or 30 days of demand (accompanied by an invoice) therefor, in the case of Lender Group Expenses).
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Payment in Full of the Obligations.
Section 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.
Section 10.06.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans; provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent Borrower or any of the Parent Borrower’s Affiliates, (B) [reserved] or (C) to a natural person.
(vi)    [Reserved].

(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Parent Borrower (at its own expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent Borrower and any Lender (with respect to its own Loans and Commitments only) at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that the Register shall be maintained such that the Loans are in "registered form" within the meaning of Treasury Regulations Section 5f.103-1(c).
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.06(e), the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and the requirements under Section 10.14, it being understood that the documentation required under Section 10.14 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.16 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loans or other obligation is in registered form for the purposes of the Code, including under Treasury Regulations Section 5f.103‑1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Parent Borrower, to be subject to the provisions of Section 3.06(b) and (c) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or create a security interest in all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge or creation of a security interest in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation

31 CFR §203.24; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    [Reserved].
(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each Granting Lender shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each SPC to which it grants an option pursuant to this Section 10.06(h) and the principal amounts (and stated interest) of any Loan or portion thereof provided to the Company by such SPC (the "SPC Register"); provided that no Lender shall have any obligation to disclose all or any portion of the SPC Register (including the identity of any SPC or any information relating to a SPC's interest in any Term Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Treasury Regulations Section 5f.103‑1(c). The entries in the SPC Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the SPC Register as the owner of the relevant interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining any SPC Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Parent Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any proceeding under any Debtor Relief Laws. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non‑public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i)    [Reserved].
Section 10.07.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates' respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any Governmental Authority or in any pending legal or administrative proceeding, or otherwise as required by applicable Laws or regulations or compulsory legal process (in which case each of the Administrative Agent and the Lenders agrees, to the extent practicable and not prohibited by applicable Law, to inform the Parent Borrower promptly thereof), (c) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over the Administrative Agent or any of its Affiliates (including in the course of inspections, examinations or inquiries by any Governmental Authorities, self-regulatory agencies and rating agencies), (d) to the extent that the Information becomes publicly available other than by reason of disclosure in violation of this Agreement by the Administrative Agent or Lender, (e) for purposes of establishing any defense, including a "due diligence" defense, or for the purpose of enforcing any rights of the Administrative Agent or such Lender, (f) to the extent that such information is or was received by the Administrative Agent or such Lender from a third party that is not, to the Administrative Agent or such Lender's knowledge, subject to confidentiality obligations to the Parent Borrower or any of its Affiliates, (g) to the extent that such information is independently developed by the Administrative Agent or such Lender, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (x) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties and (i) with the consent of the Parent Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non‑public information with respect to the Parent Borrower or its Subsidiaries or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States Federal and state securities Law. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this

Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Section 10.08.    Setoff. Each of the Lenders agrees that it shall not, without the express written consent of the Administrative Agent, set off against the Obligations any amounts owing by such Lender to any Loan Party or any Deposit Accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against the Parent Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. If, at any time or times any Lender shall receive (a) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement or (b) payments from the Administrative Agent in excess of such Lender's Pro Rata Share of all such distributions by the Administrative Agent, such Lender promptly shall (i) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
Section 10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10.    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by facsimile transmission or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile transmission or other electronic transmission.
Section 10.11.    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.27, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.12.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Obligations are Paid in Full.
Section 10.13.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.14.    Tax Forms.
(a)    (i)    The Administrative Agent or any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent (as applicable), at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 10.14(a)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender's or the Administrative Agent's reasonable judgment such completion (as applicable), execution or submission would subject such Lender or the Administrative Agent (as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent (as applicable).
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN‑E or W-8BEN, as applicable establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN‑E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)    executed copies of IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G‑1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10-percent shareholder" of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W‑8BEN‑E or W-8BEN, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, W‑8BEN‑E or W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑2 or Exhibit G‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the Closing Date; and

(E)    to the extent that it is able and legally entitled to do so, the Administrative Agent shall deliver to the Parent Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower), executed copies of (i) in the case of an Administrative Agent that is a U.S. Person, IRS Form W‑9 certifying that the Administrative Agent is exempt from U.S. Federal backup withholding Tax or (ii) in the case of an Administrative Agent that is not a U.S. Person, an applicable IRS Form W‑8.
Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent (as applicable) in writing of its legal inability to do so.
For purposes of this Section 10.14, the term "applicable Law" includes FATCA and the term "Lender" includes, as applicable, any SPC (it being understood that any documentation required to be provided by an SPC under this Section 10.14 shall be delivered by the SPC to the Granting Lender).
Section 10.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm's‑length commercial transactions between the Parent Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (b) the Parent Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each Lender is and has been acting solely as a principal with respect to the Parent Borrower or any of its Affiliates and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any other Lender has any obligation to the Parent Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and its Affiliates, and neither the Administrative Agent, nor any other Lender, has any obligation to disclose any of such interests to the Parent Borrower or its Affiliates. To the fullest extent permitted by law, the Parent Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Parent Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender delivers a notice pursuant to Section 3.02, or (d) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders or all affected Lenders and that has been approved by the Required Lenders as provided in Section 10.01, the Parent Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Loans and Commitments (with the assignment fee to be paid by the Parent Borrower in such instance) pursuant to Section 10.06(b) to one or more other Lenders or Eligible Assignees procured by the Parent Borrower. Upon the making of any such assignment, the Parent Borrower shall pay in full any amounts payable pursuant to Section 3.05; provided, however, that (i) each such assignment made as a result of a demand by the Parent Borrower shall be arranged by the Parent Borrower after consultation with the Administrative Agent and shall be an assignment or assignments pursuant to Section 10.06(b) of all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment pursuant to Section 10.06(b) as a result of a demand by the Parent Borrower unless and until such Lender shall have received one or more payments from either the Parent Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.
Section 10.17.    Governing Law.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL

JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.18.    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.19.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Parent Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

Section 10.20.    Electronic Execution of Assignments and Certain Other Documents. The words "execute", "execution", "signed", "signature", and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including any Assignment and Acceptance, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 10.21.    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent Borrower in accordance with the Act. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations and policies under applicable "know your customer" and anti‑money laundering rules and regulations, including the Act.
Section 10.22.    Acknowledgment and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.23.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
Section 10.24.    [Reserved].
Section 10.25.    [Reserved].
Section 10.26.    [Reserved].
Section 10.27.    Intercreditor Agreement.
(a)    The Administrative Agent is hereby authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Collateral Document and (ii) the Intercreditor Agreement and (y) make or consent to any filings or take any other actions in connection therewith, and the parties hereto acknowledge that the Intercreditor Agreement, any Collateral Document and any consent, filing or other action will be binding upon them. Each of the Lenders and each of the Secured Parties hereby (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and Collateral Documents, and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The provisions of the foregoing sentence are intended as an inducement to the lenders under the ABL Term Loan Credit Agreement and the ABL Revolving Credit Agreement to extend credit thereunder, and such lenders are intended third party beneficiaries of such provisions.
(b)    Notwithstanding anything herein to the contrary, the liens and security interests granted in the Collateral Documents to the Administrative Agent by the Loan Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any such Collateral hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VISTA OUTDOOR INC., as the Parent Borrower,
by	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Vice President and Treasurer

GACP FINANCE CO., LLC, as the Administrative Agent,
by	/s/ Robert Louzan
Name: Robert Louzan
Title: Managing Director

[Vista Outdoor Inc. – Term Loan Credit Agreement]

GACP II L.P., as a Lender,
by	/s/ Robert Louzan
Name: Robert Louzan
Title: Managing Director

[Vista Outdoor Inc. – Term Loan Credit Agreement]